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As filed with the Securities and Exchange Commission on January 31, 2005.

Registration No. 333-121630

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MACERICH COMPANY
(Exact name of Registrant as specified in its charter)

MARYLAND	99-4448705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
401 Wilshire Boulevard, No. 700 Santa Monica, California 90401 (310) 394-6000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Arthur M. Coppola, President
The Macerich Company
401 Wilshire Boulevard, No. 700
Santa Monica, California 90401
(310) 394-6000
(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

COPY TO:

Frederick B. McLane, Esq.
O'Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071-2899
(213) 430-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM
TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

Subject to Completion Dated January 31, 2005

Prospectus

THE MACERICH COMPANY

705,636 Shares of Common Stock

        We may issue up to an aggregate of 705,636 shares of our common stock, par value $.01 per share, to holders of up to 705,636 common units of limited partnership interest in The Macerich Partnership, L.P., a Delaware limited partnership, upon tender of those common units for redemption. The Macerich Partnership, L.P., or the "operating partnership," is the entity through which we own our assets and operate our business.

        The common units were originally issued to The Taubman Realty Group Limited Partnership in connection with our acquisition on December 18, 2003 of Biltmore Shopping Center Partners LLC, and all of the common units were assigned by The Taubman Realty Group Limited Partnership to third parties. We are required to register our common stock pursuant to a registration rights agreement with these holders of the common units.

        We will acquire common units from redeeming holders in exchange for any common stock that we issue upon redemption. We have registered the issuance of the common stock to permit the holders to sell shares in the open market or otherwise, but the registration of these shares does not necessarily mean that the holders will elect to redeem their common units. Also, upon any redemption, we may elect to pay cash for the common units tendered rather than issue shares of common stock. Although we will incur expenses in connection with the registration of the common stock, we will not receive any cash proceeds upon its issuance.

        Our principal executive offices are located at 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, and our telephone number is (310) 394-6000. Our common stock is listed on the New York Stock Exchange under the symbol "MAC."

INVESTING IN OUR SECURITIES INVOLVES RISKS.
SEE "RISK FACTORS" ON PAGE 1 OF THIS PROSPECTUS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2005.

TABLE OF CONTENTS

RISK FACTORS	1
FORWARD-LOOKING STATEMENTS	10
ABOUT THIS PROSPECTUS	11
OUR COMPANY	11
USE OF PROCEEDS	12
DESCRIPTION OF OUR CAPITAL STOCK	12
DESCRIPTION OF OUR COMMON STOCK	18
REDEMPTION OF COMMON UNITS	19
DESCRIPTION OF COMMON UNITS	22
COMPARISON OF OWNERSHIP OF COMMON UNITS AND OUR SHARES	24
FEDERAL INCOME TAX CONSIDERATIONS	32
PLAN OF DISTRIBUTION	46
EXPERTS	46
LEGAL MATTERS	46
WHERE YOU CAN FIND MORE INFORMATION	47

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR TO WHICH THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT REFERS YOU. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NEITHER MAKING AN OFFER TO SELL THESE SECURITIES TO YOU NOR SOLICITING AN OFFER FROM YOU TO BUY THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE TO YOU IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. THIS IS TRUE EVEN IF THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT IS GIVEN TO YOU OR THESE SECURITIES ARE OFFERED OR SOLD TO YOU ON A LATER DATE.

RISK FACTORS

        You should carefully consider, among other factors, the matters described below before you exercise your right to require the redemption of any common units you hold.

Risks Related to this Offering

You should carefully consider the tax consequences of redeeming common units.

        The exercise of your right to require the redemption of your common units may be treated for tax purposes as a sale of those units. If treated as a sale, this sale will be fully taxable to you, and you will be treated as realizing for tax purposes an amount equal to the sum of (i) the cash or the value of common stock received in the redemption plus (ii) the amount of the operating partnership liabilities considered allocable to the redeemed units at the time of the redemption, including the operating partnership's share of the liabilities of certain entities in which the operating partnership owns an interest. Depending upon your particular circumstances, gain may be recognized, and the amount of gain recognized, or even the tax liability resulting from that gain, could exceed the amount of cash and the value of other property, e.g., the common stock, received upon the redemption. See "Redemption of Common Units—Tax Consequences of Redemption of Common Units" for more information on these tax consequences.

Risks Related to Real Estate Investments

We invest primarily in shopping centers, which are subject to a number of significant risks which are beyond our control.

        Real property investments are subject to varying degrees of risk that may affect the ability of our regional and community shopping centers to generate sufficient revenues to meet operating and other expenses, including debt service, lease payments, capital expenditures and tenant improvements, and to make distributions to us and our stockholders. In this prospectus, we will refer to shopping centers that are owned wholly by us as "Wholly-Owned Centers" and to shopping centers that are partly but not wholly-owned by us as "Joint Venture Centers." We will refer to each of the Wholly-Owned Centers and Joint Venture Centers as a "Center." A number of factors may decrease the income generated by the Centers, including:

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  the national economic climate;

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  the regional and local economy (which may be negatively impacted by plant closings, industry slowdowns, union activity, adverse weather conditions, natural disasters, terrorist activities and other factors);

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  local real estate conditions (such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants);

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  perceptions by retailers or shoppers of the safety, convenience and attractiveness of a Center; and

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  increased costs of maintenance, insurance and operations (including real estate taxes).

        Income from shopping center properties and shopping center values are also affected by applicable laws and regulations, including tax, environmental, safety and zoning laws, and by interest rate levels and the availability and cost of financing. In addition, the number of prospective buyers interested in purchasing shopping centers is limited. Therefore, if we sell the Centers, we may receive less money than we have invested in the Centers.

Some of our centers are geographically concentrated and, as a result, are sensitive to local economic and real estate conditions.

        A significant percentage of our Centers are located in California and Arizona. To the extent that weak economic conditions or other factors affect California or Arizona (or their respective regions) more severely than other areas of the country, our financial performance could be negatively impacted.

Our centers must compete with other retail centers and retail formats for tenants and customers.

        There are numerous shopping facilities that compete with the Centers in attracting tenants to lease space, and an increasing number of new retail formats and technologies other than retail shopping centers compete with the Centers for retail sales. Competing retail formats include factory outlet centers, power centers, discount shopping clubs, mail-order services, internet shopping and home shopping networks. Our revenues may be reduced as a result of increased competition.

Our centers depend on tenants to generate rental revenues.

        Our revenues and funds available for distribution will be reduced if:

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  a significant number of our tenants are unable (due to poor operating results, bankruptcy, terrorist activities or other reasons) to meet their obligations;

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  we are unable to lease a significant amount of space in the Centers on economically favorable terms; or

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  for any other reason, we are unable to collect a significant amount of rental payments.

        A decision by a department store or other large retail store tenant (an "anchor"), or other significant tenant, to cease operations at a Center could also have an adverse effect on our financial condition. The closing of an anchor may allow other anchors or other tenants to terminate their leases or cease operating their stores at the Center or otherwise adversely affect occupancy at the Center. In addition, tenants at one or more Centers might terminate their leases as a result of mergers, acquisitions, consolidations, dispositions or bankruptcies in the retail industry. The bankruptcy and/or closure of retail stores, or sale of a store or stores to a less desirable retailer, may reduce occupancy levels and rental income, or otherwise adversely affect our financial performance. Furthermore, if the store sales of retailers operating in the Centers decline sufficiently, tenants might be unable to pay their minimum rents or expense recovery charges. In the event of a default by a lessee, the affected Center may experience delays and costs in enforcing its rights as lessor.

Macerich Management Company is subject to the risks associated with the third party property management and leasing business.

        One of our management companies, Macerich Management Company, is subject to the risks associated with providing third-party property management and leasing services. These risks include the risks that:

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  management and leasing contracts with third-party owners will be lost to competitors;

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  contracts will not be renewed on terms consistent with current terms; and

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  leasing activity generally may decline.

        Third parties can terminate most of our third-party management contracts on 30 to 60 days notice. In addition, if revenues fall, Macerich Management Company will receive reduced compensation under virtually all of our third-party property management agreements.

Our acquisition and real estate development strategies may not be successful.

        Our historical growth in revenues, net income and funds from operations has been closely tied to the acquisition and redevelopment of shopping centers. Many factors, including the availability and cost of capital, our total amount of debt outstanding, interest rates and the availability of attractive acquisition targets, among others, will affect our ability to acquire and redevelop additional properties in the future. We may not be successful in pursuing acquisition opportunities, and newly acquired properties may not perform as well as expected. Expenses arising from our efforts to complete acquisitions, redevelop properties or increase our market penetration may have a material adverse effect on our business, financial condition and results of operations. We face competition for acquisitions primarily from other REITs, as well as from private real estate companies and financial buyers. Some of our competitors have greater financial and other resources than we do. Increased competition for shopping center acquisitions may impact adversely our ability to acquire additional properties on favorable terms. We cannot guarantee that we will be able to implement our growth strategy successfully or manage our expanded operations effectively and profitably. Acquiring a portfolio of properties increases the risks associated with new acquisitions.

        We may not be able to achieve the anticipated financial and operating results from newly acquired assets. Some of the factors that could affect anticipated results are:

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  our ability to integrate and manage new properties, including increasing occupancy rates and rents at such properties;

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  the disposal of non-core assets within an expected time frame; and

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  our ability to raise long-term financing to implement a capital structure at a cost of capital consistent with our business strategy.

        Our business strategy also includes the selective development and construction of retail properties. Any development, redevelopment and construction activities that we undertake will be subject to the risks of real estate development, including lack of financing, construction delays, environmental requirements, budget overruns, sunk costs and lease-up. Furthermore, occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable. Real estate development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the ability to pay distributions to our stockholders and service our indebtedness could be adversely affected.

Recent federal income tax developments could affect the desirability of investing in our Company for individual taxpayers.

        In May 2003, federal legislation was enacted that reduced the maximum tax rate for dividends payable to individual taxpayers generally from 38.6% to 15% (from January 1, 2003 through 2008). However, dividends payable by REITs are not eligible for such treatment, except in limited circumstances which we do not expect to occur. Although this legislation did not have a directly adverse effect on the taxation of REITs or dividends paid by REITs, the more favorable treatment for non-REIT dividends could cause individual investors to consider investments in non-REIT corporations as more attractive relative to an investment in a REIT such as our Company.

Risks Related to Conflicts of Interest

Certain individuals have substantial influence over the management of both our Company and the operating partnership, which may create conflicts of interest.

        Under the partnership agreement of the operating partnership (the "Partnership Agreement"), we, as the sole general partner, are responsible for the management of the operating partnership's business and affairs. Each of Mace Siegel, Arthur M. Coppola, Dana K. Anderson and Edward C. Coppola (the "Principals") serves as one of our executive officers and as a member of our Board of Directors. Accordingly, the Principals have substantial influence over our management and the management of the operating partnership.

The tax consequences of the sale of some of the Centers may create conflicts of interest.

        The Principals will experience negative tax consequences if some of the Centers are sold. As a result, the Principals may not favor a sale of these Centers even though such a sale may benefit our other stockholders. See "Federal Income Tax Considerations."

The required consent of third party limited partners of the operating partnership for some transactions may create conflicts of interest.

        The Partnership Agreement provides that a decision to merge the operating partnership with or into another entity, sell all or substantially all of its assets or liquidate must be approved by the holders of 75% of the outstanding common and preferred limited partnership interests in the operating partnership ("OP units"). Depending on the percentage of the outstanding OP units owned by us at the time, the concurrence of at least some of the other holders of OP units may be required to approve any merger, sale of all or substantially all of the assets, or liquidation of the operating partnership. As of the date of this prospectus, we own 81% of the outstanding common and preferred OP units.

The guarantees of indebtedness by the Principals may create conflicts of interest.

        The Principals have guaranteed mortgage loans encumbering some of the Centers. As of the date of this prospectus, the Principals have guaranteed an aggregate principal amount of approximately $21.75 million. The existence of guarantees of these loans by the Principals could result in the Principals having interests that are inconsistent with our interests.

Other Risks Affecting our Business and Operations

If our indebtedness increases, our financial condition and results of operations could be adversely affected.

        Our organizational documents do not limit the amount or percentage of indebtedness that we may incur. Accordingly, our Board of Directors could increase our leverage in the future. If it did, there would be an increase in our debt service requirements and an increased risk of default on our obligations, either of which may adversely affect our financial condition and results of operations.

We may change our policies in ways that adversely affect our financial condition or results of operations.

        Our investment and financing policies and our policies with respect to other activities, including our growth, debt capitalization, distributions, REIT status and operating policies are determined by our Board of Directors. Our Board of Directors may change these policies at any time without a vote of our stockholders. A change in these policies might adversely affect our financial condition or results of operations.

If we fail to qualify as a REIT, we will have reduced funds available for distribution to our stockholders.

        No assurance can be given that we have qualified or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the applicable income tax regulations is greater in the case of a REIT such as ours that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within our control, including determinations by our partners in the Joint Venture Centers, may affect our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of that qualification.

        If in any taxable year we fail to qualify as a REIT, we will suffer the following negative results:

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  we will not be allowed a deduction for distributions to stockholders in computing our taxable income; and

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  we will be subject to federal income tax on our taxable income at regular corporate rates.

        In addition, we will be disqualified from treatment as a REIT for the four taxable years following the year during which the qualification was lost, unless we were entitled to relief under statutory provisions. As a result, net income and the funds available for distribution to our stockholders will be reduced for five years. It is possible that future economic, market, legal, tax or other considerations might cause the Board of Directors to revoke our REIT election. See "Federal Income Tax Considerations."

Our debt financing may adversely impact our stockholders.

        We are subject to the risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Our outstanding indebtedness represents obligations of the operating partnership and the entities that own the Centers (collectively, the "Property Partnerships"). Most of this outstanding indebtedness is nonrecourse to the obligor, and we have mortgaged a majority of the Centers to secure payment of this indebtedness. If mortgage payments cannot be made, a mortgagee could foreclose, resulting in a loss to us. Outstanding indebtedness under our revolving credit and term credit facilities is the obligation of the operating partnership and some of the Property Partnerships.

        Our current indebtedness bears interest at both fixed and floating interest rates. For future financings, we intend to seek the most attractive financing arrangements available at the time, which may involve either fixed or floating interest rates. With respect to floating rate indebtedness, increases in interest rates may adversely affect our funds from operations, funds available for distribution and ability to meet our debt service obligations.

        We are obligated to make balloon payments of principal under mortgages on some of the Centers. Although we anticipate that we will be able to refinance those mortgages by the time the balloon payments become due, or otherwise obtain funds by raising equity, incurring debt or selling assets, there can be no assurance that we will be able to do so. In addition, interest rates and other terms of any debt issued to refinance this mortgage debt may be less favorable than the terms of the current mortgage debt.

        To qualify as a REIT under the Internal Revenue Code, we generally are required each year to distribute to our stockholders at least 90% of our net taxable income determined without regard to net capital gains and the dividends paid deduction. We may be required to borrow funds on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is otherwise not in our best interests to do so.

Outside partners in Joint Venture Centers result in additional risks to our stockholders.

        We own partial interests in Property Partnerships that own 37 Joint Venture Centers as well as fee title to a site that is ground leased to a Property Partnership that owns a Joint Venture Center and several development sites. We own a 50% interest in Property Partnerships that own 20 of the Joint Venture Centers with shared management control (Eastland Mall, Empire Mall, Granite Run Mall, Lake Square Mall, Lindale Mall, Mesa Mall, NorthPark Mall, Rushmore Mall, South Park Mall, Southern Hills Mall, Southridge Mall, Valley Mall, Chandler Gateway, Chandler Festival, Chandler Boulevard Shops, Inland Center, Desert Sky Mall, Hilton Village, The Promenade and Scottsdale Fashion Square), a 50% managing general partnership interest in the Property Partnership that owns one of the Joint Venture Centers (Broadway Plaza), a 50% managing member interest in the Property Partnerships that own three of the Joint Venture Centers (Biltmore Fashion Park, Chandler Village Center and the Village at Corte Madera), a 51% interest in the Property Partnerships that own seven of the Joint Venture Centers with shared management control (Lakewood Mall, Cascade Mall, Kitsap Mall, Los Cerritos Center, Redmond Town Center, Stonewood Center and Washington Square), a 50% interest (with shared management control) in the Property Partnership that owns fee title to the site ground leased to the Property Partnership that owns Superstition Springs Center, a 33.33% interest in Property Partnerships that own two of the Joint Venture Centers with shared management control (Arrowhead Towne Center and Superstition Springs Center), a 73% interest (with shared management control) in the Property Partnership that owns one of the Joint Venture Centers (Camelback Colonnade), a 50% limited partnership interest (with no management control) in a Property Partnership that owns one of the Joint Venture Centers (NorthPark Center), a 46% interest in a Property Partnership that owns one of the Joint Venture Centers with shared management control (Scottsdale 101), and a 19% non-managing general partnership interest in the Property Partnership that holds one of the Joint Venture Centers (West Acres Center). We may acquire partial interests in additional properties through joint venture arrangements. Investments in Centers that are not Wholly-Owned Centers involve risks different from those of investments in Wholly-Owned Centers.

        We may have fiduciary responsibilities to our partners that could affect decisions concerning the Joint Venture Centers. Third parties may share control of major decisions relating to the Joint Venture Centers with us, including decisions with respect to sales, refinancings and the timing and amount of additional capital contributions, as well as decisions that could have an adverse impact on our REIT status. For example, we may lose our management rights relating to the Joint Venture Centers if:

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  the operating partnership fails to contribute its share of additional capital needed by the Property Partnerships;

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  the operating partnership defaults under a partnership agreement for a Property Partnership or other agreements relating to the Property Partnerships or the Joint Venture Centers; or

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  with respect to certain of the Joint Venture Centers, if certain designated key employees no longer are employed in the designated positions.

        In addition, some of our outside partners control the day-to-day operations of eight Joint Venture Centers (NorthPark Center, West Acres Center, Eastland Mall, Granite Run Mall, Lake Square Mall, NorthPark Mall, South Park Mall and Valley Mall). We therefore do not control cash distributions from these Centers, and the lack of cash distributions from these Centers could jeopardize our ability to maintain our qualification as a REIT.

Our holding company structure makes us dependent on operating partnership distributions.

        Because we conduct our operations through the operating partnership, our ability to service our debt obligations and our ability to pay dividends on our common stock are strictly dependent upon the earnings and cash flows of the operating partnership and the ability of the operating partnership to make intercompany distributions to us. Under the Delaware Revised Uniform Limited Partnership Act, the operating partnership is prohibited from making any distribution to us to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the operating partnership (other than some nonrecourse liabilities and some liabilities to the partners) exceed the fair value of the assets of the operating partnership.

Bankruptcy and/or closure of retail stores may adversely affect the Centers.

        The bankruptcy and/or closure of an anchor, or its sale to a less desirable retailer, could reduce customer traffic in a Center and the income generated by that Center. Furthermore, the closing of an anchor may allow other anchors or other tenants to terminate their leases or cease operating their stores at the Center or otherwise lower the occupancy rate at the Center.

        Retail stores at the Centers other than anchors may also seek the protection of the bankruptcy laws and/or close stores, which may result in the termination of their leases and reduce the cash flow generated by an affected Center, as well as the occupancy levels and rental incomes at the Center.

Possible environmental liabilities could adversely affect us.

        Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in that real property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The costs of investigation, removal or remediation of hazardous or toxic substances may be substantial. In addition, the presence of hazardous or toxic substances, or the failure to remedy environmental hazards properly, may adversely affect the owner's or operator's ability to sell or rent affected real property or to borrow money using affected real property as collateral.

        Persons or entities that arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous or toxic substances at the disposal or treatment facility, whether or not that facility is owned or operated by the person or entity arranging for the disposal or treatment of hazardous or toxic substances. Laws exist that impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to asbestos-containing materials. In connection with our ownership, operation, management, development and redevelopment of the Centers, or any other Centers or properties we acquire in the future, we may be potentially liable under these laws and may incur costs in responding to these liabilities. For a description of known environmental liabilities, see our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

An ownership limit and certain anti-takeover defenses could inhibit a change of control of our Company or reduce the value of our stock.

        The Ownership Limit.    In order for us to maintain our qualification as a REIT, not more than 50% in value of our outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals") during the last half of a taxable year. Our charter restricts ownership of more than 5% (the "Ownership Limit") of the lesser of the number or value of our outstanding shares of stock by any single stockholder (with limited exceptions for some holders of the OP units, and their respective families and affiliated entities, including all four Principals). In addition to enhancing preservation of our status as a REIT, the Ownership Limit may:

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  have the effect of delaying, deferring or preventing a change in control of our Company or other transaction without the approval of our Board of Directors, even if the change in control or other transaction is in the best interest of our stockholders; and

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  limit the opportunity for our stockholders to receive a premium for their common stock that they might otherwise receive if an investor were attempting to acquire a block of common stock in excess of the Ownership Limit or otherwise effect a change in control of our Company.

Our Board of Directors, in its sole discretion, may waive or modify (subject to limitations) the Ownership Limit with respect to one or more stockholders, if it is satisfied that ownership in excess of this limit will not jeopardize our status as a REIT.

        Stockholder Rights Plan and Selected Provisions of our Charter and Bylaws.    Agreements to which we are a party, as well as some of the provisions of our charter and bylaws, may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for our Company and may inhibit a change in control that some, or a majority, of our stockholders might believe to be in their best interest or that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares. These agreements and provisions include the following:

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  a stockholder rights plan (which is generally triggered when an entity, group or person acquires 15% or more of our common stock), which, in the event of a takeover attempt not approved by our Board of Directors, allows our stockholders to purchase our common stock, or the common stock of the acquiring entity, at a 50% discount;

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  a staggered board of directors and limitations on the removal of directors, which may make the replacement of incumbent directors more time-consuming and difficult;

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  advance notice requirements for stockholder nominations of directors and stockholder proposals to be considered at stockholder meetings;

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  the obligation of the directors to consider a variety of factors (in addition to maximizing stockholder value) with respect to a proposed business combination or other change of control transaction;

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  the authority of the directors to classify or reclassify unissued shares and issue one or more series of common stock or preferred stock;

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  the authority to create and issue rights entitling the holders thereof to purchase from us shares of stock or other securities or property; and

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  limitations on the amendment of our charter and bylaws, the dissolution or change in control of our Company, and the liability of our directors and officers.

        Selected Provisions of Maryland Law.    The Maryland General Corporation Law prohibits business combinations between a Maryland corporation and an interested stockholder (which includes any person who beneficially holds ten percent or more of the voting power of the corporation's shares) or its affiliates for five years after becoming an interested stockholder and, after the five-year period, requires the recommendation of the board of directors and two super-majority stockholder votes to approve a business combination unless the stockholders receive a minimum price determined by the statute. As permitted by Maryland law, our charter exempts from these provisions any business combination between us and the Principals and their respective affiliates and related persons. Maryland law also allows our Board of Directors to exempt particular business combinations before the interested stockholder becomes an interested stockholder. Furthermore, a person is not an interested stockholder if the transaction by which he or she would otherwise have become an interested stockholder is approved in advance by the board of directors.

        The Maryland General Corporation Law also provides that the acquirer of certain levels of voting power in electing directors of a Maryland corporation, commencing at one-tenth or more, is not entitled to vote the shares in excess of the applicable threshold, unless voting rights for the shares are approved by holders of two-thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in our charter or bylaws adopted before the acquisition of the shares. Our charter exempts from these provisions voting rights of shares owned by the Principals and their respective affiliates and related persons. Our bylaws also contain a provision exempting from this statute any acquisition by any person of shares of our stock. There can be no assurance that this bylaw will not be amended or eliminated in the future. The Maryland General Corporation Law also limits our ability to amend our charter, dissolve, merge, or sell all or substantially all of our assets.

        See also "Description of our Capital Stock—Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws," which provides a more detailed summary of these and other provisions. For a complete description, we refer you to our charter, bylaws and stockholders rights agreement (all of which are incorporated by reference into the registration statement of which this prospectus is a part) and to the Maryland General Corporation Law.

Uninsured losses could adversely affect our financial condition.

        Each of our Centers has comprehensive liability, fire, extended coverage and rental loss insurance with insured limits customarily carried for similar properties. We do not insure certain types of losses (such as losses from wars), because they are either uninsurable or not economically insurable. In addition, while we or the relevant joint venture, as applicable, carry earthquake insurance on the Centers located in California, the policies are subject to a deductible equal to 5% of the total insured value of each Center, a $100,000 per occurrence minimum and a combined annual aggregate loss limit of $200 million on these Centers. While we or the relevant joint venture also carry terrorism insurance on the Centers, the policies are subject to a $10,000 deductible and a combined annual aggregate loss limit of $400 million for both certified and non-certified acts of terrorism. Furthermore, we carry title insurance on many of the Centers for less than their full value. If an uninsured loss or a loss in excess of insured limits occurs, the operating partnership or the Property Partnership, as the case may be, that owns the affected Center could lose its capital invested in the Center, as well as the anticipated future revenue from the Center, while remaining obligated for any mortgage indebtedness or other financial obligations related to the Center. An uninsured loss or loss in excess of insured limits may negatively impact our financial condition.

        As the general partner of the operating partnership and certain of the Property Partnerships, we are generally liable for any of their unsatisfied obligations other than non-recourse obligations.

FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement may contain or incorporate statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by our use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," "project," "predict," "plan," "seek" or the negative of these words, or other similar words or terms. You should be aware of important factors that may have a material impact on our future results. These factors include the matters described under the heading "Risk Factors" beginning on page 1 of this prospectus and the following, among other things:

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  general industry, economic and business conditions (which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, availability and cost of financing, interest rate fluctuations and operating expenses);

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  adverse changes in the real estate markets, including, among other things, competition with other companies, retail formats and technologies and risks of real estate development, redevelopment, acquisitions and dispositions;

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  governmental actions and initiatives (including legislative and regulatory changes);

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  environmental and safety requirements; and

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  terrorist activities that could adversely affect all of the above factors.

        We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or any prospectus supplement, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the forward-looking events discussed in or incorporated by reference in this prospectus or any prospectus supplement may not occur, and actual results, performance or achievement may differ materially from that anticipated or implied in the forward-looking statements.

        You should specifically consider the various factors identified in this prospectus, any prospectus supplement and the incorporated documents, which could cause actual results to differ, including particularly those discussed in the section entitled "Risk Factors" in this prospectus and in our other SEC filings. For information on how to obtain copies of our SEC filings, please refer to the section of this prospectus entitled "Where You Can Find More Information."

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. The aggregate amount of common stock that may be issued under this prospectus may not exceed 705,636 shares, as adjusted for stock splits, stock dividends or similar transactions. Any number of these securities may be issued from time to time up to that amount.

        You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, all references to the "Company," "us," "we" or "our" in this prospectus include The Macerich Company, those entities owned or controlled by The Macerich Company and predecessors of The Macerich Company.

OUR COMPANY

        We are a real estate investment trust that primarily acquires, leases, manages, redevelops and develops regional malls located throughout the United States. We are the sole general partner of, and own a 81% interest in, The Macerich Partnership, L.P., which we refer to as the operating partnership. We conduct all of our operations through the operating partnership and our management companies. Together with our predecessors, we have been engaged in the shopping center business since 1965.

        We are one of the largest mall operators in the United States, as measured by gross leaseable area. We own directly or through joint ventures 63 regional malls, 18 community shopping centers and two development properties, aggregating approximately 62 million square feet of gross leaseable area. As of September 30, 2004, our mall and freestanding gross leaseable area occupancy rate was 91.8%, excluding major development and redevelopment properties.

        We were organized as a Maryland corporation in September 1993. Our principal executive offices are located at 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, and our telephone number is (310) 394-6000.

Recent Developments

        On December 22, 2004, we signed a definitive agreement to acquire Wilmorite Properties, Inc. and Wilmorite Holdings L.P. ("Wilmorite"). The total purchase price will be approximately $2.333 billion, including the assumption of approximately $882 million of existing debt at an average interest rate of 6.43% and the issuance of convertible preferred units and common units in the surviving Wilmorite limited partnership totaling an estimated $320 million. Each limited partner of Wilmorite Holdings L.P. will be entitled to elect to receive cash, convertible preferred units or common units. A maximum number of convertible preferred units are issuable under the acquisition agreement. Each convertible preferred unit will have a liquidation preference of $62.39 per unit, an initial conversion price of $74.868 and an initial quarterly dividend of approximately $0.897. Certain of the convertible preferred units can be redeemed for that portion of the Wilmorite portfolio generally located in the greater Rochester area. The balance of the consideration to Wilmorite's equity holders will be paid in cash. The transaction has been approved by each company's Board of Directors, subject to customary closing conditions. A majority-in-interest of the limited partners of Wilmorite Holdings L.P. and of the stockholders of its general partner, Wilmorite Properties, Inc., have also approved the acquisition. We currently anticipate that this transaction will be completed in March, 2005. Transaction financing has been arranged and will include $600 million of five-year unsecured term notes and a $300 million interim loan with a term of up to 1.5 years.

        Wilmorite's existing portfolio includes interests in 11 regional malls and two open-air community centers, with 13.4 million square feet of space located in Connecticut, New York, New Jersey, Kentucky and Virginia. Approximately 5 million square feet of gross leaseable area is located at three premier regional malls: Tysons Corner Center in McLean, Virginia, Freehold Raceway Mall in Freehold, New Jersey and Danbury Fair Mall in Danbury, Connecticut. The average tenant sales per square foot, for these three centers, is in excess of $525. The total portfolio average of mall store annual sales per square foot is $403. On a pro forma basis reflecting this acquisition, we will own 74 regional malls with total portfolio square footage increasing to approximately 75.4 million square feet.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the shares offered by this prospectus, but we or the operating partnership will acquire common units in the operating partnership from holders of those units who elect to redeem them for such shares. We intend to hold any common units which we acquire in the operating partnership.

DESCRIPTION OF OUR CAPITAL STOCK

        The following description of the terms of our capital stock is only a summary. Provisions of our charter and bylaws fix or may affect some of the terms of our capital stock. For a complete description of the terms of all of our capital stock, including our common stock, we refer you to the Maryland General Corporation Law, our charter and our bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Capitalization

        Our charter authorizes us to issue up to 220,000,000 shares of capital stock, consisting of 145,000,000 shares of common stock, $.01 par value per share, 15,000,000 shares of preferred stock, $.01 par value per share, and 60,000,000 shares of excess stock, $.01 par value per share (the "Excess Shares"). We had 59,295,840 shares of common stock (including shares of unvested restricted common stock) outstanding as of December 1, 2004. In addition, as of December 1, 2004, 3,627,131 shares of our common stock were reserved for issuance upon conversion of our outstanding Series A Preferred Stock described below, 620,240 shares upon exercise of outstanding employee stock options and 14,143,385 shares upon conversion of outstanding OP units.

        Our charter provides that our Board of Directors (as used in this prospectus, the term "Board of Directors" may include any of its duly authorized committees) may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the classified or reclassified shares of stock. The terms of any stock classified or reclassified by our Board of Directors in accordance with our charter will be set forth in Articles Supplementary filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of any classified or reclassified stock.

        We have authorized and issued 3,627,131 shares of Series A Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), all of which are currently issued and outstanding. We also have authorized 1,961,345 shares of Series D Preferred Stock, par value $.01 per share, none of which are outstanding. The Series A Preferred Stock and the Series D Preferred Stock are on a parity with each other and can each be converted into shares of our common stock based on a formula set forth in the applicable Articles Supplementary. As of the date of this prospectus, the conversion ratio is one-for-one for both of these series of preferred stock. Rights of holders of these series of preferred stock include dividend and liquidation preferences over the holders of our common stock and voting rights in some circumstances. The terms of the Series A Preferred Stock and Series D Preferred Stock, including the liquidation preference, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption are set forth in the applicable Articles Supplementary incorporated by reference as exhibits to our Annual Report on Form 10-K. See "Where You Can Find More Information."

        In connection with our stockholder rights plan, we designated 1,500,000 shares of preferred stock as shares of Series C Junior Participating Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock"), which may be issued to holders of rights if the rights become exercisable. Rights of holders of the Series C Preferred Stock include voting, dividend and liquidation preferences over the holders of our common stock. The Series C Preferred Stock is junior to the Series A Preferred Stock and Series D Preferred Stock with respect to both dividend and liquidation preferences. The terms of the Series C Preferred Stock, including the liquidation preference, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption are set forth in the Articles Supplementary incorporated by reference as an exhibit to our Annual Report on Form 10-K. See "Where You Can Find More Information." As of the date of this prospectus, no Series C Preferred Stock is outstanding. See "—Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws."

Issuance of Excess Shares

        Our charter provides that in the event of a purported transfer of stock or other event that will, if effective, result in any of the following:

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  a person owning stock in excess of the Ownership Limit or owning (directly or indirectly) more than a specified percentage of our common stock as determined in accordance with our charter (that person's "Percentage Limitation");

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  our common stock and preferred stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

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  our becoming "closely held" under Section 856(h) of the Internal Revenue Code (determined without regard to Internal Revenue Code Section 856(h)(2) and by deleting the words "the last half of" in the first sentence of Internal Revenue Code Section 542(a)(2) in applying Internal Revenue Code Section 856(h)); or

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  our disqualification as a REIT (each a "Prohibited Event"),

the relevant stock will automatically be exchanged for Excess Shares, to the extent necessary to ensure that the purported transfer or other event does not result in a Prohibited Event. Outstanding Excess Shares will be held in trust. The trustee of the trust will be appointed by us and will be independent of us, any purported record or beneficial transferee and any beneficiary of such trust (the "Beneficiary"). The Beneficiary will be one or more charitable organizations selected by the trustee.

        Our charter further provides that Excess Shares are entitled to the same dividends as the shares of stock exchanged for Excess Shares (the "Original Shares"). The trustee, as record holder of the Excess Shares, is entitled to receive all dividends and distributions in respect of the Excess Shares as may be authorized and declared by the Board of Directors and will hold the dividends or distributions in trust for the benefit of the Beneficiary. The trustee is also entitled to cast all votes that holders of the Excess Shares are entitled to cast. Excess Shares in the hands of the trustee will have the same voting rights as Original Shares. Upon our liquidation, dissolution or winding up, each Excess Share will be entitled to receive ratably with each other share of stock of the same class or series as the Original Shares, the assets distributed to the holders of the class or series of stock. The trustee will distribute to the purported transferee the amounts received upon our liquidation, dissolution or winding up, but only up to the amount paid by the purported transferee, or the market price for the Original Shares on the date of the purported transfer, if no consideration was paid by the transferee, and subject to additional limitations and offsets set forth in our charter.

        If, after the purported transfer or other event resulting in an exchange of stock for Excess Shares, dividends or distributions are paid with respect to the Original Shares, then the dividends or distributions will be paid to the trustee for the benefit of the Beneficiary. While Excess Shares are held in trust, Excess Shares may be transferred by the trustee only to a person whose ownership of the Original Shares will not result in a Prohibited Event. At the time of any permitted transfer, the Excess Shares will be automatically exchanged for the same number of shares of the same type and class as the Original Shares. Our charter contains provisions that prohibit the purported transferee of the

Excess Shares from receiving in return for the transfer an amount that reflects any appreciation in the Original Shares during the period that the Excess Shares were outstanding. Our charter requires any amount received by a purported transferee, in excess of the amount permitted to be received, to be paid to the Beneficiary.

        Our charter further provides that we may purchase, for a period of 90 days during the time the Excess Shares are held in trust, all or any portion of the Excess Shares at the lesser of the price paid for the stock by the purported transferee (or if no consideration was paid, the market price at the time of such transaction) or the market price of the relevant shares as determined in accordance with our charter. The 90-day period begins on the date of the prohibited transfer if the purported transferee gives notice to the Board of Directors of the transfer or, if no notice is given, the date the Board of Directors determines in good faith that a prohibited transfer has been made.

        These provisions of our charter will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Amendments to our charter require the affirmative vote of at least two-thirds of the shares entitled to vote. In addition to preserving our status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of our Company without the approval of the Board of Directors.

        All certificates representing shares of our common stock and our preferred stock bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% of our outstanding stock must file an affidavit with us containing the information specified in our charter within 30 days after January 1 of each year. In addition, these and other significant stockholders are required, upon demand, to disclose to us in writing the information with respect to their direct, indirect and constructive ownership of shares that our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT.

Restrictions on Transfer and Ownership

        For us to qualify as a REIT under the Internal Revenue Code, all of the following conditions must be satisfied:

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  not more than 50% in value of our outstanding stock (after taking into account options to acquire stock) may be owned, directly or indirectly, by five or fewer "individuals" (as defined under the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals") during the last half of a taxable year;

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  our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and

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  specific percentages of our gross income must be from particular sources.

See "Federal Income Tax Considerations—Taxation of our Company" and "—Requirements for Qualification." Our charter restricts the ownership and transfer of shares of our stock.

        Subject to exceptions specified in our charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than the Ownership Limit. The attribution provisions are complex and may cause stock owned directly or indirectly by a group of related individuals or entities to be deemed to be owned by one individual or entity. As a result, the acquisition of less than 5% in value or in number of shares of stock (or the acquisition of an interest in an entity which owns stock) by an individual or entity could cause that individual or entity (or another individual or entity) to be deemed to own in excess of 5% in value or in number of shares of our outstanding capital stock, and thus subject that stock to the Ownership Limit. The Board of Directors, in its sole discretion, may waive the Ownership Limit with respect to stockholders, but is under no obligation to do so. As a condition of a waiver of the Ownership Limit, the Board of Directors may require opinions of counsel satisfactory to it or an agreement from the applicant that the applicant will not act to threaten our REIT status. Our charter excludes from the Ownership Limit some persons and their respective families and affiliates, but provides that no excluded participant may own (directly or indirectly) more than the excluded participant's Percentage Limitation, as described under "—Issuance of Excess Shares."

        Our charter provides that any purported transfer or issuance of shares, or other event, will be null and void if it results in a Prohibited Event. The intended transferee or purported owner in a transaction that results in a Prohibited Event will not acquire, and will retain no rights to, or economic interest in, those shares of stock. See "—Issuance of Excess Shares."

Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws

        In addition to the Ownership Limit, certain provisions of our charter and bylaws, as well as our stockholder rights plan, may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of our common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests. The following paragraphs summarize a number of these provisions, as well as selected provisions of the Maryland General Corporation Law. This summary is not complete. For a complete description, we refer you to our charter, bylaws and stockholders rights agreement (all of which are incorporated by reference into the registration statement of which this prospectus is a part) and to the Maryland General Corporation Law.

  Stockholder Rights Plan

        On November 10, 1998, we adopted a preferred share purchase rights plan (the "Rights Plan") and authorized a dividend distribution of one preferred share purchase right on each outstanding share of our common stock.

        The Rights Plan is designed to give the Board of Directors the time and opportunity to protect stockholder interests and encourage equal treatment of all stockholders in a takeover situation. The Rights Plan provides for a trigger percentage of 15% (with certain exceptions). In the event of a takeover attempt not approved by our Board of Directors, the holders of the rights may exercise them to purchase our common stock at a 50% discount or, in the event of a "squeeze out" transaction where we would not be the surviving entity, acquire stock of the acquiror at a 50% discount.

  Staggered Board of Directors

        Under our charter, the number of our directors—currently eight—may be established in accordance with our bylaws. The charter also provides that the directors are divided into three classes. Directors hold office for a term of three years and until their successors are duly elected and qualify. The classification of our Board of Directors may make the replacement of incumbent directors more time-consuming and difficult.

  Advance Notice of Director Nominations and New Business; Procedures for Special Meetings Requested by Stockholders

        Our charter and bylaws provide that for any stockholder proposal to be presented in connection with an annual meeting or special meeting of our stockholders, including a proposal to nominate a director, the stockholder must have given timely written notice of the proposal to the Secretary. The bylaws provide that nominations to the Board of Directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of the Board of Directors; or

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  by a stockholder who is a stockholder of record at the time such stockholder gives the notice required by our bylaws, who is entitled to vote at the meeting and who has complied with the advance notice procedures, including minimum and maximum time periods, set forth in our charter and bylaws.

        Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made only:

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  pursuant to our notice of the meeting;

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  by or at the direction of the Board of Directors; or

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  if the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record at the time such stockholder gives the notice required by our bylaws, who is entitled to vote at the meeting and who has complied with the advance notice provisions, including minimum and maximum time periods, set forth in our charter or bylaws.

        Our bylaws also contain special procedures applicable to a special meeting of stockholders that is called at the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

  Exemptions for the Principals from the Maryland Business Combination Law

        Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

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  any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

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  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes, unless, among other conditions, the holders of the corporation's common stock receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common stock. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the time that the interested stockholder becomes an interested stockholder. Furthermore, a person is not an interested stockholder if the transaction by which he or she would otherwise have become an interested stockholder is approved in advance by the board of directors.

        As permitted by Maryland law, our charter exempts from these provisions any business combination between us and the Principals and their respective affiliates or related persons. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance with the super-majority vote requirements and the other provisions of the statute.

  Non-Stockholder Constituencies

        Under our charter, for the purpose of determining our Company's and our stockholders' best interests with respect to a proposed business combination or other transaction involving a change of control of our Company, our Board of Directors must give due consideration to all relevant factors, including, without limitation, the interests of our employees, the economy, community and societal interests and our Company's and our stockholders' long-term as well as short-term interests, including the possibility that these interests may be best served by our continued independence.

  Other Provisions of our Charter

        Our charter authorizes our Board of Directors to classify and reclassify unissued shares and issue one or one or more series of common stock or preferred stock and authorizes the creation and issuance of rights entitling holders thereof to purchase from us shares of stock or other securities or property.

  Control Share Acquisitions

        Maryland law provides that the acquirer of certain levels of voting power in electing directors of a Maryland corporation, commencing at one-tenth or more, is not entitled to vote the shares in excess of the applicable threshold unless voting rights for the shares are approved by holders of two-thirds of the disinterested shares or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in the corporation's charter or bylaws adopted before the acquisition of the shares. Our charter exempts from these provisions voting rights of shares owned by the Principals and their respective affiliates and related persons. Our bylaws also contain a provision exempting from this statute any acquisition by any person of shares of our stock. There can be no assurance that this bylaw will not be amended or eliminated in the future.

  Amendment to our Charter and Bylaws

        Amendments to our charter require the affirmative vote of holders of not less than two-thirds of all the votes entitled to be cast on the matter. Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

  Director Removal

        Subject to the rights of holders of any series of preferred stock, our charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

  Dissolution of our Company

        Dissolution of our Company must be approved by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

  Supermajority Vote for Extraordinary Corporate Actions

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or in similar transactions outside the ordinary course of business unless approved by the corporation's board of directors and the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for Article Ninth of our charter, which provides that our Company is subject to dissolution at any time by the vote of holders of a majority of our outstanding common stock entitled to vote on the matter, our charter does not provide for a lesser percentage in these situations.

  Limitation of Liability of Directors

        Our charter includes provisions that limit the liability of our directors and officers to us and to our stockholders for money damages to the fullest extent permitted under Maryland law. Our charter also requires us to indemnify our present and former directors and officers to the maximum extent permitted under Maryland law. In addition, we have entered into indemnification agreements with some of our officers and directors.

DESCRIPTION OF OUR COMMON STOCK

        Subject to the provisions of our charter regarding Excess Shares (as described above), the holders of our common stock have full voting rights, one vote for each share held of record. Subject to the provisions of our charter regarding Excess Shares and the rights of holders of preferred stock, holders of our common stock are entitled to receive the dividends authorized by our Board of Directors out of funds legally available for this purpose. Upon our liquidation, dissolution or winding up (but subject to the provisions of our charter and the rights of holders of preferred stock), the assets legally available for distribution to holders of our common stock will be distributed ratably among the holders of our common stock. Except as set forth in our stockholder rights plan, holders of our common stock have no preemptive or other subscription or conversion rights and no liability for further calls upon shares. See "Description of our Capital Stock—Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws." Our common stock is not subject to assessment.

        The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

        Under Maryland law and our bylaws, stockholders are entitled to receive prior notice of our annual and special meetings of stockholders. Notice is given to a stockholder when it is personally delivered to him or her, left at his or her residence or usual place of business, mailed to him or her at his or her address as it appears on our records or transmitted to him or her by electronic mail or other electronic means.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the corporation's board of directors and by the affirmative vote of holders of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for Article Ninth of our charter, which provides that our Company is subject to termination at any time by the holders of a majority of the outstanding common stock entitled to vote on the matter, our charter does not provide for a lesser percentage in these situations.

REDEMPTION OF COMMON UNITS

        Subject to the limitations set forth in the Partnership Agreement, a holder of common units has the right to redeem those common units in whole or in part for an equal number of shares of our common stock, subject to adjustment in the event of certain dilutive or other capital events. We have the right to pay the holder an amount of cash equal to the value of the common stock otherwise issuable to the holder upon tender of common units, as determined in accordance with the Partnership Agreement, instead of issuing our common stock.

Redemption Procedures

        A holder may exercise the right to redeem common units by providing to us an appropriate notice, as described in the Partnership Agreement. A holder may also be required to furnish certain other certificates and forms. The Partnership Agreement establishes some limitations on the right to redeem common units.

        Once we receive a notice of redemption with respect to common units, we will determine whether to redeem the tendered common units for cash or for shares of common stock. Any shares of common stock that we issue will be validly issued, fully paid and nonassessable.

        When a holder redeems common units, the holder's right to receive distributions on the common units so redeemed will cease for all periods thereafter. No redemption can occur if delivery of common units on the specified date to the holder seeking redemption would be prohibited under our charter, the Partnership Agreement or applicable federal or state securities laws.

Registration Rights

        We have filed the registration statement of which this prospectus is a part pursuant to our obligations in conjunction with a registration rights agreement entered into in connection with the acquisition of Biltmore Shopping Center Partners LLC. Under this agreement, we are obligated to use our reasonable best efforts to keep the registration statement continuously effective until all holders have tendered for redemption their outstanding common units. We have no obligation under this agreement to retain any underwriter to effect the sale of the shares covered thereby, and the registration statement is not available for use for an underwritten public offering of such shares.

        We have the right under this agreement to suspend sales under the registration statement for a period of not more than 105 days during any one-year period ending on December 31, if we furnish to you a certificate signed by our executive officer or any director that, in our good faith judgment, it would be detrimental to us or our stockholders to amend the registration statement at that time (or to continue sales under a filed registration statement). We also have the right to require you not to make any public sale of our common stock during the 15-day period prior to, and during the 90-day period beginning on, the date of pricing of any registered offering of our securities.

        Pursuant to this agreement, we agreed to pay all expenses of effecting the registration of securities covered by this prospectus (other than underwriting discounts, selling commissions and stock transfer taxes, if any).

Tax Consequences of Redemption of Common Units

        The following discussion summarizes the material federal income tax considerations that may be relevant to a common unit holder who redeems his or her common units. This discussion only applies to unit holders that provide an affidavit to the operating partnership at the time their common units are redeemed, accurately stating, under penalties of perjury, the holder's taxpayer identification number and that the holder is not a foreign person.

        HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF REDEEMING COMMON UNITS, INCLUDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF REDEEMING COMMON UNITS IN PARTICULAR CIRCUMSTANCES AND POTENTIAL CHANGES IN APPLICABLE LAWS.

  Tax Treatment of Redemption of Common Units

        If we elect to assume the obligation to redeem common units, the partnership agreement for the operating partnership provides that we, the operating partnership, and the holder will treat the redemption as a sale of common units to us at the time the common units are redeemed. This sale will be fully taxable to the holder. See "—Tax Treatment of Disposition of Common Units by Holders Generally" below.

        If we do not elect to assume the obligation to redeem common units, the operating partnership will redeem the common units for cash. If the operating partnership redeems common units for cash that we contribute to the operating partnership for that purpose, the redemption likely would be treated for tax purposes as a fully-taxable sale of the common units by the holder to us instead of to the operating partnership, although this is not certain. If the redemption is treated that way for tax purposes, the holder would be treated as described under "—Tax Treatment of Disposition of Common Units by Holders Generally" below.

        If such a redemption is not treated as a sale of the common units to us, or the operating partnership chooses to redeem common units for cash that is not contributed by us for that purpose, and the operating partnership redeems all of a holder's common units, the tax consequences would generally be as described under "—Tax Treatment of Disposition of Common Units by Holders Generally" below. If, however, the operating partnership redeems less than all of a holder's common units, the holder would recognize taxable gain only to the extent that the amount the holder would be treated as receiving, as described above, exceeded the holder's adjusted basis in all of the holder's common units immediately before the redemption, and the holder would not be permitted to recognize any loss occurring on the transaction.

  Potential Application of Disguised Sale Regulations to a Redemption of Common Units

        If the holder originally transferred property (including for this purpose a partnership interest) to the operating partnership in exchange for common units, a redemption of common units may result in a "disguised sale" of that transferred property. The Internal Revenue Code and the Treasury regulations under the Internal Revenue Code generally provide that a holder's contribution of property to the operating partnership and a simultaneous or subsequent transfer of money or other consideration from the operating partnership to the holder, including the partnership's assumption of a liability or taking the property subject to a liability, may be treated as a sale, in whole or in part, of the property by the holder to the partnership. Further, the Treasury regulations provide generally that, in the absence of an applicable exception, if the operating partnership transfers money or other consideration to a holder within two years after the holder contributed property to the partnership, the transactions will be presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Treasury regulations also provide that if more than two years have passed between the time when a holder contributed property to the partnership and the time when the partnership transferred money or other consideration to the holder, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

        Accordingly, if the operating partnership redeems one or more of a holder's common units, the Internal Revenue Service (the "IRS") could contend that the redemption should be treated as part of a disguised sale of property because the holder will receive cash or common stock, as applicable, after having contributed property to the operating partnership. If the IRS took that position successfully, the issuance of the common units in exchange for the contributed property could be taxable to the holder as a disguised sale.

  Tax Treatment of Disposition of Common Units by Holders Generally

        If a holder redeem common units in a manner that is treated as a sale of the common units, the holder's gain or loss from the redemption will generally be equal to the difference between:

  •
  the amount considered realized for tax purposes; and

  •
  the holder's tax basis in the common units.

        The "amount realized" will generally be the sum of:

  •
  the cash and fair market value of other property received, including any common stock issued; plus

  •
  the portion of the operating partnership's liabilities allocable to the common units redeemed.

        The amount of operating partnership liabilities allocable to the common units redeemed will include the operating partnership's share of the liabilities of certain entities in which it owns an interest.

        See "—Basis of Common Units" below for information about the tax basis of common units.

        A holder will generally recognize gain to the extent that the amount realized exceeds the holder's basis in the redeemed common units. The amount of gain recognized or the tax liability resulting from the gain could exceed the amount of cash and the value of any other property, including common stock, received upon redemption of the common units.

        Except as described below, any gain recognized upon a redemption of common units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the redemption of a common unit attributable to a holder's share of "unrealized receivables" of the operating partnership, as defined in Section 751 of the Internal Revenue Code, exceeds the basis attributable to those assets, this excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in operating partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the operating partnership had sold its assets at their fair market value at the time of the redemption of a common unit.

        For non-corporate holders, the maximum rate of tax on the net capital gain from the sale or exchange of a capital asset held for more than one year is 15%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the prior deductions for depreciation that are not otherwise recaptured as ordinary income under the existing depreciation recapture rules.

  Basis of Common Units

        In general, if a holder received common units in exchange for contributing an interest in a partnership, the holder has an initial tax basis in the common units equal to the holder's basis in the contributed partnership interest. The holder's basis in common units generally is increased by:

  •
  the holder's share of operating partnership taxable and tax-exempt income;

  •
  increases in the holder's share of the liabilities of the operating partnership, including the operating partnership's share of the liabilities of some entities in which it owns an interest; and

  •
  any gain recognized under Section 737 of the Internal Revenue Code due to the receipt of a distribution from the operating partnership within seven years after the holder contributed property to the operating partnership.

        Generally, a holder's basis in common units is decreased by:

  •
  the holder's share of operating partnership distributions;

  •
  decreases in the holder's share of liabilities of the operating partnership, including the operating partnership's share of the liabilities of some entities in which it owns an interest;

  •
  the holder's share of losses of the operating partnership; and

  •
  the holder's share of nondeductible expenditures of the operating partnership that are not chargeable to capital.

        However, a holder's basis will not decrease below zero.

DESCRIPTION OF COMMON UNITS

        The material terms of the common units, including a summary of certain provisions of the Partnership Agreement, as in effect as of the date of this prospectus, are set forth below. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of Delaware law and the Partnership Agreement, which is incorporated by reference into the registration statement of which this prospectus is a part. For a comparison of the voting and other rights of holders of common units, whom we refer to as unitholders or limited partners, and our stockholders, see "Comparison of Ownership of Common Units and our Shares."

  Rank

        The common units rank junior to the all classes of preferred OP units issued by the operating partnership. Our Company, as general partner, is authorized, in its sole discretion, to cause the operating partnership to issue additional common units or other limited partnership interests in the operating partnership for any partnership purpose at any time to the limited partners or to other persons on terms established by our Company within the boundaries set forth in the Partnership Agreement. The operating partnership may also issue preferred OP units, having such rights, preferences and other privileges, variations and designations as our Company may determine in its sole and absolute discretion, as provided in the Partnership Agreement. The Partnership Agreement requires our Company to invest, contribute or otherwise transfer the net proceeds of any sale of securities by our Company to the operating partnership in exchange for equivalent securities of the operating partnership.

  Voting

        As the general partner of the operating partnership, our Company has been granted by the limited partners the right to vote and give consents and approvals on behalf of any absolute majority of all common units and preferred OP units held by the limited partners as a class with respect to any matters that may require the vote, consent or approval of the limited partners under the Partnership Agreement, with the exception of (i) a merger or sale of substantially all of the operating partnership's assets, which would require the consent of 75% of the outstanding units, or (ii) as otherwise provided by the terms of any preferred OP units.

  Dividends

        The Partnership Agreement provides that all or a portion of the net distributable operating cash flow of the operating partnership, as well as all or a portion of the net sales and refinancing proceeds, will be distributed from time to time (but at least quarterly) as determined by our Company pro rata in accordance with the partner's percentage interest. Distributions to the common units rank junior to all preferred OP units issued by the operating partnership.

  Liquidation Preference

        The common units rank, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the operating partnership, junior to all classes of preferred OP units issued by the operating partnership.

  Redemption

        Subject to the limitations set forth in the Partnership Agreement, holders of the common units have the right to redeem those common units in whole or in part for an equal number of shares of our common stock, subject to adjustment in the event of certain dilutive or other capital events. We have the right to pay redeeming holders an amount of cash equal to the value of the common stock otherwise issuable to them upon tender of their common units, as determined in accordance with the Partnership Agreement, instead of issuing our common stock. Any shares of our common stock we issue will be subject to the ownership restrictions and limitations set forth in Article Eighth of our charter, which is incorporated by reference into the registration statement of which this prospectus is a part. See "Description of our Capital Stock."

  Transfer Restrictions

        The Partnership Agreement provides that, without the consent of our Company, as the general partner, limited partners may not transfer, assign, sell, encumber or otherwise dispose of their interest in the operating partnership, other than to affiliates who agree to assume the obligations of the transferor under the Partnership Agreement.

COMPARISON OF OWNERSHIP OF COMMON UNITS AND OUR SHARES

        The information below highlights a number of the significant differences and similarities between the operating partnership and our Company relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, duties, liability, exculpation and indemnification of the general partner and the directors and investor voting and other rights. These comparisons are intended to assist a holder in understanding how the holder's investment will be changed if the holder redeems common units and receives stock in our Company. THE DISCUSSION BELOW IS ONLY A SUMMARY OF THESE MATTERS, AND A HOLDER SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS FOR ADDITIONAL IMPORTANT INFORMATION.

Form of Organization and Purposes

  Operating Partnership

        The operating partnership is a limited partnership organized under the laws of the State of Delaware. The operating partnership primarily owns interests in regional malls and community shopping centers. The operating partnership may also invest in other types of assets and in any geographic areas that our Company deems appropriate. Our Company, as general partner of the operating partnership, conducts the business of the operating partnership in a manner intended to permit our Company to be classified as a REIT under the Internal Revenue Code.

  Our Company

        Our Company is a Maryland corporation organized under the Maryland General Corporation law. We are a self-administering and self-managed REIT. Although our Company currently intends to continue to qualify as a REIT under the Internal Revenue Code and to operate as a self-administered REIT, our Company is not under any contractual obligation to continue to qualify as a REIT, and our Company may discontinue this qualification or mode of operation in the future. Although our Company has no intention of ceasing to qualify as a REIT, some other real estate companies that previously operated as REITs have chosen to cease to qualify as REITs. Except as otherwise permitted in the Partnership Agreement, our Company is obligated to conduct its activities through the operating partnership. Our Company is the sole general partner of the operating partnership.

Nature of Investment

  Operating Partnership

        The common units constitute equity interests entitling each limited partner in the operating partnership to his or her proportionate share of cash distributions made to the limited partners in the operating partnership, consistent with the class preferences provided for in the Partnership Agreement. See "Description of Common Units" for further information about distributions to limited partners. The common units entitle their holders to participate in the growth and income of the operating partnership. The Partnership Agreement grants our Company broad discretion to determine the amount of distributions by the operating partnership. Except in limited circumstances, we generally expect the operating partnership to retain and reinvest proceeds of any asset sales or refinancings, or to use those proceeds to pay down debt or for general partnership purposes, rather than to distribute the proceeds to its partners, including our Company. Thus, limited partners in the operating partnership will not be able to realize upon their investments through distributions of sale and refinancing proceeds. Instead, limited partners will be able to realize upon their investments primarily by redeeming common units and, if our Company issues stock upon redemption of the units, by subsequently selling the stock.

  Our Company

        Our common stock constitutes equity interests in our Company. Our Company is entitled to receive its proportionate share of distributions made by the operating partnership with respect to the common units owned by it. The dividends payable to holders of our stock will generally correspond to the distributions received by our Company from the operating partnership. However, dividends payable by our Company are only paid if, when and as authorized by the Board of Directors and declared by our Company out of assets legally available to pay dividends. Each holder of common stock is entitled to his or her proportionate share of any dividends or distributions paid with respect to the common stock held, subject to the preferences on dividends and distributions of the preferred stock issued and outstanding. Dividends on the common stock and other distributions, including purchases by our Company of common stock, may be made only if full cumulative dividends have been declared and paid on any preferred stock or set aside for payment and there are no arrearages in any mandatory sinking fund on outstanding preferred stock. See our charter and the applicable Articles Supplementary for information regarding the preferences of our Series A Preferred Stock and Series D Preferred Stock, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. To qualify as a REIT, our Company must distribute to its stockholders at least 90% of its taxable income excluding capital gains, and corporate income tax will apply to any taxable income including capital gains not distributed.

Length of Investment

  Operating Partnership

        The operating partnership has a stated term expiring on December 31, 2092 or earlier upon the happening of certain events, including our election if certain conditions described in the Partnership Agreement are satisfied, any event which causes us to cease to be the general partner of the operating partnership (unless the operating partnership is continued in accordance with applicable law), disposition of all of the operating partnership's assets, or dissolution of the operating partnership by a court of competent jurisdiction. The operating partnership has no specific plans for disposition of its assets. The operating partnership is a vehicle for taking advantage of future investment opportunities that may be available, primarily in the real estate market.

  Our Company

        Our Company has a perpetual term, and we intend to continue our operations for an indefinite time period. Under our charter, the dissolution of our Company must be approved by the affirmative vote of the holders of not less than a majority of the shares of common stock entitled to vote on dissolution. Our Company has an indirect interest in the properties and assets owned by the operating partnership. Our common stockholders are expected to realize liquidity of their investments by trading their common stock on the NYSE.

Liquidity

  Operating Partnership

        The common units have not been registered as a class under the Securities Act of 1933 or any state securities laws and therefore may not be sold, pledged, hypothecated or otherwise transferred unless first registered under the Securities Act and any applicable state securities laws, or unless an exemption from registration is available. Common units also may not be sold or otherwise transferred unless the other transfer restrictions discussed below have been satisfied. Our Company and the operating partnership do not intend to register the common units under the Securities Act or any state securities laws.

        The Partnership Agreement provides that, without the consent of our Company, limited partners may not in any way dispose of their interest in the operating partnership, other than to affiliates who agree to assume the obligations of the transferor under the Partnership Agreement. Limited partners may be able to redeem their common units for cash or other securities of the operating partnership or our Company.

  Our Company

        Any common stock issued upon redemption of common units will be registered under the Securities Act and be freely transferable, as long as the stockholder complies with the ownership limits in our charter. Our common stock is currently listed on the NYSE under the ticker symbol "MAC." The future breadth and strength of this secondary market for our common stock will depend, among other things, upon the amount of common stock outstanding, our Company's financial results and prospects, the general interest in our Company's real estate investments and real estate investments in general, and our Company's dividend yield compared to that of other debt and equity securities.

Potential Dilution of Rights

  Operating Partnership

        Subject to the rights of the preferred OP units, our Company, as general partner of the operating partnership, is authorized, in its sole discretion and without limited partner approval, to cause the operating partnership to issue additional limited partnership interests and other ownership interests for any partnership purpose at any time to the limited partners or other persons on terms established by our Company. Our Company can also cause the operating partnership to issue additional OP units to our Company, subject to certain terms and conditions. The interests of the limited partners in any cash available for distribution may be diluted if our Company causes the operating partnership to issue additional OP units or other ownership interests.

  Our Company

        The Board of Directors of our Company may, in its discretion, authorize the issuance of additional common stock and, subject to the rights of preferred stockholders, other equity securities of our Company, including one or more classes or series of common or preferred stock, with the voting rights, dividend rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange or liquidation rights or other rights that the Board of Directors may specify at the time. The issuance of additional equity securities, conversion of outstanding OP units or preferred stock, and the exercise of employee stock options may result in the dilution of the interests of the stockholders. As permitted by applicable Maryland law, our charter contains a provision permitting the Board of Directors, without any action by the stockholders of our Company, to authorize the issuance of additional stock. Under our charter, although our stockholders do not have any preemptive rights to subscribe to any securities of our Company, the Board of Directors is authorized to create such rights. Our stockholder rights plan also grants preemptive rights to stockholders in certain circumstances. See "Description of our Capital Stock -Stockholder Rights Plan, Selected Provisions of Maryland Law and of our Charter and Bylaws—Stockholder Rights Plan."

Management Control

  Operating Partnership

        The Partnership Agreement provides that a decision to merge the operating partnership, sell all or substantially all of its assets or liquidate must be approved by the holders of 75% of the outstanding OP units. Depending on the percentage of the outstanding OP units owned by us at the time, the concurrence of at least some of the other holders of OP units may be required to approve any merger, sale of all or substantially all of the assets, or liquidation of the operating partnership. As of the date of this prospectus, we own 81% of the outstanding OP units. Other than the foregoing, all management powers over the business and affairs of the operating partnership are vested in our Company as the general partner of the operating partnership, and no limited partner of the operating partnership has any right to participate in or exercise control or management power over the business and affairs of the operating partnership. Our Company may not be removed as general partner by the limited partners with or without cause.

  Our Company

        The Board of Directors has exclusive control over the management of our Company's business and affairs, limited only by express restrictions in our charter and bylaws, the Partnership Agreement and applicable law. The Board of Directors is classified into three classes of directors. At each annual meeting of the stockholders of our Company, the successors of the class of directors whose terms expire at that meeting are elected. The policies adopted by the Board of Directors may be altered or eliminated without a vote of the stockholders. Stockholders have limited rights to make proposals that will be considered and voted on at stockholder meetings, including the right to nominate directors for election. Stockholder proposals must be approved by the requisite number of stockholder votes before they become binding on our Company. Accordingly, except for their vote in the elections of directors and limited rights to make proposals for consideration at stockholder meetings, stockholders have no control over the ordinary business policies of our Company.

        Because a portion of the Board of Directors is elected each year by the stockholders at our Company's annual meeting and the stockholders have limited rights to make proposals for consideration at stockholder meetings, the stockholders have greater control over the management of our Company than the limited partners have over the operating partnership.

Duties of General Partner and Directors

  Operating Partnership

        Under Delaware law, our Company, as the general partner of the operating partnership, is accountable to the operating partnership as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the Partnership Agreement, our Company is expressly under no obligation to consider the separate interests of the limited partners in deciding whether to cause the operating partnership to take or decline to take any actions, and our Company is not liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by limited partners as a result of our Company's decisions, provided that the general partner has acted in good faith and in accordance with the Partnership Agreement.

  Our Company

        Under Maryland law, the directors of our Company are required to perform their duties in good faith, in a manner that they reasonably believe to be in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. The Maryland General Corporation Law presumes that a director's standard of care has been satisfied.

Management Liability and Indemnification

  Operating Partnership

        As a matter of Delaware law, the general partner has liability for the payment of the obligations and debts of the operating partnership unless this liability is limited by the terms of the obligations or debt. Under the Partnership Agreement, the operating partnership has agreed to indemnify our Company and any director or officer of our Company from and against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and costs), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operation of the operating partnership as set forth in the Partnership Agreement in which our Company or any director or officer of our Company may be involved, unless the act or omission was in bad faith or the result of active and deliberate dishonesty and was material to the action; the party seeking indemnification received an improper personal benefit; or in the case of any criminal proceeding, the party seeking indemnification had reasonable cause to believe the act or omission was unlawful. Our charter provides that these indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The Partnership Agreement also provides for indemnification of the limited partners on substantially similar terms.

        The operating partnership may advance reasonable expenses incurred by an indemnified party before the final disposition of the proceeding, upon receipt by the operating partnership of an affirmation by the indemnified person of the indemnified person's good faith belief that it is entitled to indemnification and an undertaking by the indemnified person to repay the amount if it is ultimately adjudged not to have been entitled to indemnification.

  Our Company

        Our charter includes provisions that limit the liability of directors and officers to us and to our stockholders for money damages to the fullest extent permitted under Maryland law. Our charter also requires us to indemnify our present and former directors and officers to the maximum extent permitted under Maryland law. These provisions apply to officers and directors acting in their capacity as officers and directors of our Company or of any other entity at the request of the Corporation. Our charter also requires us to make payments to our officers and directors for expenses they incur in advance of final determination of any claim or dispute for which they are seeking indemnification, in accordance with the procedures and to the full extent permitted by Maryland law. In addition, we have entered into indemnification agreements with some of our officers and directors.

        The Maryland General Corporation Law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; the director or officer actually received an improper personal benefit in money, property or services; or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Liability of Investors

  Operating Partnership

        Under the Partnership Agreement and applicable state law, the liability of the limited partners for the operating partnership's debts and obligations generally is limited to the amount of their investments in the operating partnership, together with their interest in the operating partnership's undistributed income, if any. Also, if any limited partner has guaranteed the operating partnership's indebtedness, as provided by the Partnership Agreement, the limited partner would be liable to the extent provided in its guaranty.

  Our Company

        Under the Maryland General Corporation Law, our stockholders are not liable for our Company's debts and obligations. Their risk of loss is limited to the amount of their investments in our Company, together with their interest in our Company's undistributed income, if any. The common stock, upon issuance in accordance with this prospectus, will be fully paid and nonassessable. Thus, the limited partners in the operating partnership and our stockholders have substantially the same limited personal liability.

Voting Rights

  Operating Partnership

        Under the Partnership Agreement, the limited partners have limited voting rights. The limited partners do not have the right to vote on any proposed sale, exchange, transfer or disposal of assets except when all or substantially all of the assets of the operating partnership are being transferred, and then only to the extent that our Company does not own at least 75% of the OP units. In addition, the limited partners do not have the right to propose amendments to the Partnership Agreement, and certain types of amendments can be approved without the vote of the limited partners. However, certain amendments that would change the limited liability of a limited partner or change specified provisions in the Partnership Agreement with respect to distributions and allocations or the right to redeem units must be approved by each limited partner adversely affected by the amendment.

  Our Company

        The business and affairs of our Company are managed under the direction of the Board of Directors, which currently consists of eight members in three classes, each class having three-year staggered terms of office. One class is elected by the stockholders at each annual meeting of the holders of our common stock. Each share of common stock has one vote. Maryland law requires that certain major corporate transactions, including most amendments to our charter, may be consummated only with the approval of stockholders. Our bylaws and Maryland law permit any action that may be taken at a meeting of stockholders to be taken without a meeting if a written consent to the action is signed by holders of all outstanding shares of capital stock having a right to vote on the action. Maryland law also permits the charter of a Maryland corporation to contain a provision permitting action to be taken by the written or electronic consent of the holders of common stock entitled to cast not less than the minimum number of votes that would be necessary to take the action at a stockholders meeting. Our charter does not contain such a provision.

        In addition to common stock, our Company has authorized and outstanding shares of Series A Preferred Stock and has authorized shares of Series D Preferred Stock and Series C Preferred Stock, none of which are outstanding. The holders of any Series C Preferred Stock which we may issue in the future will be entitled to 100 votes per share on all matters submitted to a vote of the stockholders. The holders of Series A Preferred Stock and Series D Preferred Stock have no right to vote, except as set forth below, and except that if and whenever four consecutive quarterly dividends payable on the Series A Preferred Stock or any series of stock on a parity with the Series A Preferred Stock (including the Series D Preferred Stock, if and when issued) are in arrears, whether or not the dividend was earned or declared, or if the dividend amount paid on our common stock is less than the threshold set in our charter for four consecutive quarters, then the number of directors shall be increased by the greater of one director or 10% (rounded down to the nearest whole number), and the holders of the Series A Preferred Stock will have the right, voting together as a single class, to elect the additional director or directors.

        So long as any Series A Preferred Stock or Series D Preferred Stock, respectively, is outstanding, the affirmative vote of, for the Series A Preferred Stock, at least two-thirds of the series outstanding and, for the Series D Preferred Stock, a majority of the series outstanding, each voting as a separate class, will be necessary to materially and adversely affect or subordinate the rights and preferences of that series of preferred stock.

Amendment of the Partnership Agreement or our Charter

  Operating Partnership

        Our Company generally has the power, without the consent of any limited partners, to amend the Partnership Agreement as may be required to reflect any changes that our Company deems necessary or appropriate in its sole discretion, provided that the amendment does not adversely affect or eliminate any right granted to a limited partner that is protected by special voting provisions. See "—Voting Rights."

  Our Company

        Under the Maryland General Corporation Law and our charter, most amendments to our charter will require the affirmative vote of the holders of at least two-thirds of the capital stock entitled to vote on the amendment. However, subject to the rights of any class or series of preferred stock, the Board of Directors may supplement the charter of our Corporation to designate new classes or series of common or preferred stock without stockholder approval.

Issuance of Additional Equity

  Operating Partnership

        The operating partnership is generally authorized to issue OP units and other partnership interests, including partnership interests of different series or classes, as determined by our Company as the general partner in its sole discretion. The operating partnership may issue OP units and other partnership interests to our Company, as long as these interests are issued to all of the partners in proportion to their respective interests in the operating partnership. The operating partnership may also issue OP units to our Company in connection with a new issuance of securities of our Company, provided that the proceeds of the new issuance of securities of our Company are contributed to the operating partnership and the OP units issued to our Company have terms substantially identical to the new securities being issued by our Company.

  Our Company

        Subject to the rights and restrictions of any class or series of preferred stock, including our Series A Preferred Stock and any Series D Preferred Stock we may issue, the Board of Directors may authorize the issuance, in its discretion, of additional common stock and other equity securities of our Company, including one or more classes of common or preferred stock, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as the Board of Directors may establish.

        The operating partnership and our Company both have substantial flexibility to raise equity through the sale of additional OP units, shares of capital stock or other securities to finance the business and affairs of the operating partnership.

Borrowing Policies

  Operating Partnership

        The operating partnership has no restrictions on borrowings, and our Company as general partner has full power and authority to borrow money on behalf of the operating partnership.

  Our Company

        Our Company is not restricted under its charter from borrowing. However, under the Partnership Agreement, our Company, as general partner, may not borrow money, except for the purpose of advancing funds to the operating partnership for any proper purpose of the operating partnership and except for certain loans from the operating partnership to our Company.

Permitted Investments

  Operating Partnership

        The operating partnership's purpose is to conduct any business that may be lawfully conducted by a Delaware limited partnership, provided that this business is to be conducted in a manner that permits our Company to be qualified as a REIT, unless our Company ceases to qualify as a REIT for any reason. The operating partnership is authorized to perform any and all acts for the furtherance of the purposes and business of the operating partnership, including making investments or entering into joint ventures or partnerships.

  Our Company

        Under its charter, our Company may engage in any lawful activity permitted by the Maryland General Corporation Law. Under the Partnership Agreement, our Company, as general partner, must conduct all of its business activities through the operating partnership. However, our Company, as the general partner, is also permitted to hold, directly or indirectly, up to a 1% interest in certain existing entities and may acquire an interest in other additional properties but only if the operating partnership is acquiring at least 99 times our proposed participation in the property.

FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the current material federal income tax consequences to us and to our stockholders generally resulting from the treatment of us as a REIT. Because this section is a general summary, it does not address all of the potential federal income tax issues which may be relevant to you in light of your particular circumstances. Further, this section does not address any state, local, or foreign tax considerations. The discussion in this section is based on and is qualified in its entirety by the current Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department ("Treasury") regulations, all as in effect on the date hereof. Subsequent changes to any of the above may affect the tax consequences described in this section, possibly on a retroactive basis.

        THIS SECTION IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU REGARDING THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES BEING OFFERED BY THIS PROSPECTUS. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR REGARDING THE IMPACT OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 1994. We believe that we are organized and have operated in a manner which qualifies for taxation as a REIT under the Internal Revenue Code. We further believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income and distribution tests described below, and which depend, in part, on our operating results.

        The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income tax treatment of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

Taxation of our Company

        We generally are not subject to federal income tax on the portion of our taxable income or capital gain that is distributed to stockholders annually as long as we qualify as a REIT. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that typically results from investment in a corporation.

        Notwithstanding our qualification as a REIT, we are subject to federal income tax as follows:

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  we are taxed at normal corporate rates on any undistributed net income (including undistributed net capital gains);

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  if we fail to satisfy either the 75% or the 95% gross income tests (discussed below), but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which we fail the 75% test and (2) the excess of 90% (95% in taxable years beginning on or after January 1, 2005) of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, in either case, multiplied by a fraction intended to reflect our profitability;

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  we are subject to a tax of 100% on net income from any "prohibited transaction;"

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  we are subject to tax, at the highest corporate rate, on net income from (a) the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property;

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  if we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain income for the year and (3) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

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  if we acquire any asset from a "C corporation" (that is, a corporation generally subject to the full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during a ten-year period beginning on the date that we acquired the asset, then the asset's "built-in" gain generally will be subject to tax at the highest regular corporate rate; and

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  we are subject to the corporate alternative minimum tax, as well as additional taxes if we find ourselves in situations not presently contemplated.

        Two of our management companies, Macerich Management Company and Westcor Partners, LLC, are taxed on their income at regular corporate rates. We use the calendar year both for federal income tax purposes and for financial reporting purposes.

Requirements for Qualification

        To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) assets tests and (d) annual distribution requirements.

        Organizational Requirements.    We must be organized as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to specified provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include some entities that would not ordinarily be considered "individuals"); and

  (7)
  that meets other tests, described below, regarding the nature of its income and assets.

        The Internal Revenue Code provides that conditions (1) through (4) must be met during our entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Our charter provides for restrictions regarding transfer of our capital stock, in order to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These transfer restrictions are described in "Description of our Capital Stock—Restrictions on Transfer and Ownership."

        We are treated as having satisfied condition (6) above if we comply with the regulatory requirements to request information from our stockholders regarding their actual ownership of our stock, and do not know, or in exercising reasonable diligence would not have known, that we failed to satisfy this condition. If we fail to comply with these regulatory requirements for any taxable year we will be subject to a penalty of $25,000, or $50,000 if such failure was intentional. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalties will be imposed.

        Gross Income Tests.    We must satisfy the following two separate gross income tests each year:

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  75% Gross Income Test. At least 75% of our gross income (excluding gross income from prohibited transactions) must consist of income derived directly or indirectly from investments relating to real property, mortgages on real property (including rents from real property and, in some circumstances, interest), or some types of temporary investment income.

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  95% Gross Income Test. At least 95% of our gross income (excluding gross income from prohibited transactions) must consist of items that satisfy the 75% gross income test and dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of these types of income).

        In the case of a REIT which is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for federal income tax purposes. Thus, our proportionate share of the assets, liabilities and items of income of the operating partnership and the Property Partnerships will be treated as our assets, liabilities and items of income for purposes of applying the REIT requirements described in this prospectus.

        Rents from Real Property.    Rents received by us qualify as "rents from real property" in satisfying the gross income tests described above if the following conditions are met. First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. An amount received or accrued generally is not excluded from the term "rents from real property" solely because the amount is based on a fixed percentage or percentages of receipts or sales. Second, we, or an owner of 10% or more of our equity securities, must not directly or constructively own 10% or more of a tenant. Third, if more than 15% of the total rent we receive under the lease is attributable to personal property leased in connection with a lease of real property, then the portion of rent attributable to that personal property does not qualify as "rents from real property." Finally, we generally must not operate or manage the property, or furnish or render services to the tenants of the property, other than through an independent contractor from whom we do not derive revenue. However, we may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only or are not otherwise considered "rendered to the occupant" for its convenience. A de minimis amount of up to 1% of the gross income may be received by us from each property from the provision of non-customary services without disqualifying all other amounts received from that property as "rents from real property." However, the de minimis amount itself will not qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. In addition, we may furnish certain services (including "non-customary" services) through a taxable REIT subsidiary, which includes a corporation other than a REIT in which we hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is subject to federal income tax at regular corporate rates.

        For purposes of the above, rents received from a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of "rents from real property" if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents by our other tenants for comparable space. Pursuant to the American Jobs Creation Act of 2004 (the "Jobs Act"), signed into law by President Bush on October 22, 2004, whether rents paid by our taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, or modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, under the Jobs Act if a lease with a "controlled taxable REIT subsidiary" is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as "rents from real property." For purposes of this rule, a "controlled taxable REIT subsidiary" is a taxable REIT subsidiary in which we own stock representing more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary. This provision is effective for taxable years beginning after December 31, 2000.

        Macerich Property Management Company, LLC and Macerich Westcor Management, LLC, which do not satisfy the independent contractor standard, as managers for the operating partnership and certain Property Partnerships, have provided and will continue to provide services with respect to the Centers (other than the Joint Venture Centers) and any newly-acquired, wholly-owned property of the operating partnership or certain Property Partnerships. We believe that all of the services so provided were and will be of the type usually or customarily rendered in connection with the rental of space for occupancy only. Therefore, the provision of those services will not cause the rents received with respect to the Centers or newly-acquired centers to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. In addition, we have elected taxable REIT subsidiary status with respect to Macerich Management Company and Westcor Partners, LLC. If the operating partnership or a Property Partnership contemplates providing services in the future that reasonably might be expected to fail the "usual or customary" standard, it will arrange to have those services provided by an independent contractor from which neither the operating partnership nor the Property Partnership receives any income, or provided (either directly or indirectly through a subsidiary entity) by a management company that has elected taxable REIT subsidiary status.

        Prohibited Transactions.    Net income from prohibited transactions is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We believe that none of the assets owned by the operating partnership, the Property Partnerships, or us are held for sale to customers. Further, the sale of any Center and associated property will not be in the ordinary course of business of the operating partnership, the relevant Property Partnership or us. We will attempt to comply with the terms of the safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. However, whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the facts and circumstances, including those related to a particular property. As such, complete assurance cannot be given that we can comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business."

        Our investment in the Centers through the operating partnership and Property Partnerships should give rise to qualifying income in the form of rents and gains on the sales of Centers. Substantially all income derived by us from Macerich Management Company and Westcor Partners LLC will be in the form of dividends on the stock and equity interests owned by the operating partnership. While these dividends only satisfy the 95% (and not the 75%) gross income test, we anticipate that non-qualifying income on our investments (including dividend income) will not result in our failing any of the gross income tests.

        Redetermined Rents.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where generally:

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  Amounts are received by a REIT for services customarily furnished or rendered in connection with the rental of real property. The Jobs Act, however, eliminates this safe harbor commencing with our taxable year beginning January 1, 2005;

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  Amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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  The taxable REIT subsidiary renders a significant amount of similar services to unrelated parties, and the charges for such services are substantially comparable;

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  Rents paid to the REIT by tenants who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT's tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary, and the charge for services is separately stated; and

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  The taxable REIT subsidiary's gross income from the services is not less than 150% of the subsidiary's direct cost in furnishing or rendering the service.

        Relief Provisions for Failing the 75% or the 95% Gross Income Tests.    If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under provisions of the Internal Revenue Code. Relief provisions are generally available if (1) our failure to meet the tests is due to reasonable cause and not willful neglect, (2) we attach a schedule of the sources of our income to our tax return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax.

        The Jobs Act, however, altered the requirements associated with the income tests relief provisions. Beginning with taxable years on or after January 1, 2005, the relief provisions are available if:

  •
  following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with forthcoming Treasury regulations; and

  •
  our failure to meet these tests was due to reasonable cause and not willful neglect.

        However, it is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "—Taxation of our Company," even if the relief provisions apply, a tax will be imposed with respect to some or all of our excess nonqualifying gross income, reduced by approximated expenses.

        Asset Tests.    We must satisfy the following four tests relating to the nature of our assets at the close of each quarter of our taxable year:

  •
  at least 75% of the value of our total assets must be represented by real estate assets (including (1) our allocable share of real estate assets held by partnerships in which we own an interest and (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of our Company), cash, cash items and government securities;

  •
  not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

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  of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a taxable REIT subsidiary), and we may not own more than 10% of the vote or value of any one issuer's outstanding, other than securities that qualify for the straight debt exception discussed below; and

  •
  not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

        For purposes of these tests, the term "securities" does not include equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT. However, under the Jobs Act "straight debt" securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs are not treated as "securities" for purposes of the "10% value" asset test. "Straight debt" means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors (subject to certain specified exceptions), and (iii) the issuer is either not a corporation or partnership, or the only securities of the issuer held by us, and certain of our taxable REIT subsidiaries, subject to a de minimis exception, are straight debt.

        Our investment in the Centers through our interest in the operating partnership and Property Partnerships will constitute qualified assets for purposes of the 75% asset test.

        The operating partnership owns 100% of the outstanding stock of Macerich Management Company, which has elected taxable REIT subsidiary status. In addition, we and the operating partnership own indirectly 100% of the interests in Westcor Partners, LLC, which also has elected taxable REIT subsidiary status. Because we have a partnership interest in the operating partnership, we are deemed to own our pro rata share of the assets of the operating partnership, including the securities of Macerich Management Company and the interests in Westcor Partners, LLC. Macerich Property Management Company, LLC and Macerich Westcor Management, LLC are both single member limited liability companies that are disregarded for federal income tax purposes.

        Because the management companies are either taxable REIT subsidiaries or are disregarded entities for federal income tax purposes, the operating partnership does not violate the limitation on holding more than 10% of the voting securities of any one issuer. In addition, not more than 20% of our total assets consists of securities issued by the management companies that have elected taxable REIT subsidiary status.

        The above asset tests must be satisfied not only on the date that we acquire, directly or through the operating partnership, securities in the applicable issuer, but also each time we increase our ownership of securities of such issuer, including as a result of increasing our interest in the operating partnership. After initially meeting the asset tests at the beginning of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. Although we believe we have satisfied the asset tests and plan to take steps to ensure that we satisfy such steps for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in the operating partnership's overall interest in an issuer. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        Pursuant to the Jobs Act, and effective for taxable years beginning on or after January 1, 2005, we may avoid disqualification if we fail to satisfy the asset tests after the 30 day cure period. We will be deemed to have met the REIT asset tests if the value of our non-qualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the non-qualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by forthcoming Treasury regulations. For violations due to reasonable cause rather than willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by forthcoming Treasury regulations, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (iii) disclosing certain information to the IRS. If we cannot avail ourselves of these relief provisions, we would fail to qualify as a REIT.

        Annual Distribution Requirements.    We are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (A) the sum of (1) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (2) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of specified items of noncash income. Dividends must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular dividend payment after the declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates, as applicable. We may designate all or a portion of our undistributed net capital gains as being includable in the income of our stockholders as gain from the sale or exchange of a capital asset. If so, the stockholders receive an increase in the basis of their stock in the amount of the income recognized. Stockholders are also to be treated as having paid their proportionate share of the capital gains tax imposed on us on the undistributed amounts and receive a corresponding decrease in the basis of their stock. Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. We have made and intend to make timely distributions sufficient to satisfy all annual distribution requirements.

        From time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of those expenses in arriving at our taxable income. Further, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. Additionally, we may incur cash expenditures that are not currently deductible for tax purposes. As such, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income. To meet the 90% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on specified undistributed income, we may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. We are required to arrange through the operating partnership any borrowings for the purpose of making distributions to stockholders.

        Under circumstances relating to any IRS audit adjustments that increase income, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        To elect taxation as a REIT under applicable Treasury regulations, we must maintain records and request information from our stockholders designed to disclose the actual ownership of our stock. We have complied and intend to continue to comply with these requirements.

        Affiliated REITs.    The operating partnership owns 100% of the outstanding common stock of Macerich PPR Corp., which in turn owns a 51% interest in Pacific Premier Retail Trust. These affiliated REITs must also meet the REIT tests discussed above. The failure of either of these affiliated REITs to qualify as a REIT could cause us to fail to qualify as a REIT, because we would then own (through the operating partnership) more than 10% of the securities of an issuer that was neither a REIT, a qualified REIT subsidiary nor a taxable REIT subsidiary. We believe that the affiliated REITs have been organized and operated in a manner that will permit them to qualify as REITs.

Failure to Qualify as a REIT

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will we be required to make those distributions. If we fail to so qualify and the relief provisions do not apply, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to specified limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. It is not possible to state whether in all circumstances we would be entitled to statutory relief.

        Pursuant to the Jobs Act, and effective for taxable years on or after January 1, 2005, we can invoke specified cure provisions in the event we violate a provision of the Internal Revenue Code that would otherwise result in our failure to qualify as a REIT. These cure provisions would limit the instances causing our disqualification as a REIT for violations due to reasonable cause, and would instead require the payment of a monetary penalty.

Taxation of Stockholders

  Taxation of Taxable U.S. Stockholders

        For purposes of this summary, a "U.S. stockholder" is a beneficial owner of our common stock that is:

  •
  a citizen or resident of the U.S.;

  •
  a corporation created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S., and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        A beneficial owner of our common stock that is not a U.S. stockholder is referred to herein as a "Non-U.S. Stockholder."

        As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders will be taxed as follows:

  •
  Distributions out of current or accumulated earnings and profits (and not designated as capital gain dividends) constitute ordinary income to the U.S. stockholders and are not be eligible for the dividends received deduction for corporations.

  •
  Distributions in excess of current and accumulated earnings and profits are not taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather reduce the adjusted basis of those shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's shares, they are to be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder.

  •
  Distributions designated as capital gain dividends constitute long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.

  •
  Distributions declared by us in October, November or December of any year payable to a stockholder of record on a specified date in October, November or December will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that the distribution is actually paid by us during January of the following calendar year.

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  Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

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  In general, any loss upon a sale or exchange of shares by a stockholder who has held its shares for six months or less (after applying holding period rules), is treated as a long-term capital loss to the extent of distributions from us required to be treated by that stockholder as long-term capital gain.

  Tax Rates

        The maximum tax rate of non-corporate taxpayers for (i) capital gains, including "capital gain dividends," has generally been reduced from 20% to 15% and (ii) dividends has generally been reduced from 38.6% to 15%. In general, dividends paid by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent the REIT's dividends are attributable either to dividends received from taxable corporations (such as our taxable REIT subsidiaries), to income that was subject to tax at the corporate (REIT) level or to dividends properly designated by us as "capital gain dividends." Although these tax rates, which were changed as part of the Jobs and Growth Tax Relief Reconciliation Act of 2003, do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stocks of other corporations that pay dividends as more attractive relative to stock of REITs. The currently applicable provisions of the U.S. federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

  Backup Withholding

        We will report to our U.S. stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid, unless the holder (a) is a corporation or comes within other exempt categories and, when required, demonstrates this fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. See "—Taxation of Non-U.S. Stockholders."

  Treatment of Tax-Exempt Stockholders

        Distributions from us to a tax-exempt employee pension trust, or other domestic tax-exempt stockholder, generally will not constitute unrelated business taxable income ("UBTI"), unless the stockholder has borrowed to acquire or carry our common stock. However, qualified trusts that hold more than 10% (by value) of some REITs may be required to treat a specified percentage of those REITs' distributions as UBTI. This requirement will apply only if (1) the REIT would not qualify for federal income tax purposes but for the application of a "look-through" exception to the "five or fewer" requirement applicable to shares held by qualified trusts and (2) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held if either (1) a single qualified trust holds more than 25% by value of the REIT interests; or (2) one or more qualified trusts, each owning more than 10% by value of the REIT interests, hold in the aggregate more than 50% of the REIT interests. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less specified associated expenses) of the REIT. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year. For those purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "five or fewer" requirement without relying upon the "look-through" exception. The restrictions on ownership of our common stock in our charter will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing our common stock, absent approval by the Board of Directors.

  Taxation of Non-U.S. Stockholders

        This section provides a brief summary of the complex rules governing United States federal income taxation of Non-U.S. Stockholders. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

        Distributions that are not attributable to gain from sales or exchanges by us of United States real property interests and not designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will ordinarily be subject to a withholding tax of 30% of the gross amount of the distribution, unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner that U.S. stockholders are taxed with respect to distributions of this kind (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions of this kind made to a Non-U.S. Stockholder, unless (1) the Non-U.S. Stockholder files an IRS Form W-8BEN with us certifying that a lower treaty rate applies, or (2) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that these distributions do not exceed the adjusted basis of a stockholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Stockholder's shares, these distributions will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her shares in the Company, as described below. If it cannot be determined, at the time a distribution is made, whether or not that distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable by the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and the proper forms are filed with the IRS by the Non-U.S. Stockholder on a timely basis.

        For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Stockholder as if the gain is effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. We are required by applicable Treasury regulations to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount is creditable against the Non-U.S. Stockholder FIRPTA tax liability.

        Notwithstanding the foregoing and effective for the taxable year beginning January 1, 2005, distributions (including capital gain distributions) with respect to any class of stock of a REIT which is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the non-U.S. Stockholder does not own 5% of such class of stock at any time during the taxable year.

        Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT" (defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons). We currently anticipate that we constitute a domestically controlled REIT, although there can be no assurance that we will retain that status. If we are not a domestically controlled REIT, gain recognized by a Non-U.S. Stockholder will continue to be exempt under FIRPTA if that Non-U.S. Stockholder at no time owned more than five percent of our common stock. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (1) investment in the shares is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder generally will be subject to the same treatment as U.S. stockholders with respect to the gain; or (2) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for more than 182 days during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S stockholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

        If the proceeds of a sale of shares are paid by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding, unless the disposing Non-U.S. Stockholder certifies as to his or her name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a non-U.S. office of a non-U.S. broker. U.S. information reporting requirements (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the U.S. if: (1) the payment is made through an office outside the U.S. of a broker that is (a) a U.S. person, (b) a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the U.S., or (c) a "controlled foreign corporation" for U.S. federal income tax purposes; and (2) the broker fails to initiate documentary evidence that the stockholder is a Non-U.S. Stockholder and that specified conditions are met or that the Non-U.S. Stockholder otherwise is entitled to a exemption.

Tax Aspects of Our Investments in Partnerships

        We hold direct or indirect interests in the operating partnership and the Property Partnerships (each individually a "Partnership" and, collectively, the "Partnerships"). In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership. Further, the partners are potentially subject to tax thereon without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the items of income, gain, loss, deduction and credit of the Partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. See "—Requirements for Qualification—Gross Income Tests." Any resulting increase in our REIT taxable income will increase our distribution requirements (see "—Requirements for Qualification—Annual Distribution Requirements").

        However, these increases will not be subject to federal income tax in our hands provided that the income is distributed by us to our stockholders. Moreover, for purposes of the REIT asset tests (see

"—Requirements for Qualification—Asset Tests"), we will include our proportionate share of assets held by the Partnerships.

  Tax Allocations with Respect to Contributed Properties

        Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution (a "Book-Tax Difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed principally by way of contributions of appreciated property. Consequently, the Partnership Agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.

        In general, the limited partners of the operating partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Partnerships of the contributed assets. This will tend to eliminate the Book-Tax Difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating these deductions to the non-contributing partners (i.e., the REIT and the other non-contributing partners) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners that contributed the property. The operating partnership intends to elect the traditional method of rectifying the Book-Tax Difference under the applicable Treasury regulations, under which, if depreciation deductions are less than the non-contributing partners' share of book depreciation, then the non-contributing partners lose the benefit of these deductions ("ceiling rule"). When the property is sold, the resulting tax gain is used to the extent possible to eliminate the Book-Tax Difference (reduced by any previous book depreciation). Because of the application of the ceiling rule it is anticipated that tax depreciation will be allocated substantially in accordance with the percentages of OP units held by us and the limited partners of the operating partnership, notwithstanding Section 704(c) of the Internal Revenue Code. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of those contributed assets in excess of the economic or book depreciation allocated to them, and possibly the economic and book income or gain allocated to them as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "—Requirements for Qualification—Annual Distribution Requirements."

Other Tax Considerations

  The Management Companies

        A portion of the cash to be used by the operating partnership to fund distributions to partners, including us, may come from the management companies through distributions on the stock or limited liability company interests that will be held by the operating partnership. The management companies will receive income from the operating partnership, the Property Partnerships and unrelated third parties. Because we, the operating partnership and the management companies are related through stock or other ownership, income of the management companies from services performed for us and the operating partnership may be subject to rules under which additional income may be allocated to the management companies. The management companies (other than Macerich Property Management Company, LLC and Macerich Westcor Management, LLC) will pay federal and state income tax at the full applicable corporate rates on their income prior to payment of any distributions. The management companies will attempt to minimize the amount of these taxes, but there can be no assurance whether, or the extent to which, measures taken to minimize taxes will be successful. To the extent that the management companies are required to pay federal, state or local taxes, the cash available for distribution by us to stockholders will be reduced accordingly.

  Possible Legislative or Other Actions Affecting Tax Consequences

        You should recognize that the present federal income tax treatment of an investment in our Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could affect the tax consequences of an investment in our Company.

  State and Local Taxes

        Our Company and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which our Company or they transact business or reside. The state and local tax treatment of our Company and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in any securities being offered by this prospectus.

PLAN OF DISTRIBUTION

        This prospectus relates to the possible issuance by our Company of up to an aggregate of 705,636 shares of our common stock if, and to the extent that, we elect to issue common stock to holders of up to 705,636 common units, upon the tender of those common units for redemption. We will apply to list all such shares of common stock on the New York Stock Exchange.

        We will not receive any cash proceeds from the issuance of our common stock. We will acquire one common unit from a redeeming holder in exchange for each share of common stock that we issue to a common unitholder. Consequently, with each redemption, our interest in the operating partnership will increase.

        We are registering the securities being offered by this prospectus in order to permit the recipient thereof to sell the securities without restriction, in the open market or otherwise. However, the registration of these securities does not necessarily mean that any of the common units will be submitted for redemption or that any of the shares of common stock that may be issued upon redemption will be offered or sold by the recipient.

        We will bear all costs, expenses and fees in connection with the registration of the common stock.

EXPERTS

        The audited financial statements and related financial statement schedules of The Macerich Company incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Macerich Company for the year ended December 31, 2003, except as they relate to SDG Macerich Properties, L.P., have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears in the Form 10-K. Such financial statements have been so incorporated in reliance on the report of such independent accountants given on the authority of such firm as experts in auditing and accounting.

        The financial statements of Pacific Premier Retail Trust incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Macerich Company for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The balance sheets of SDG Macerich Properties, L.P. as of December 31, 2003 and 2002 and the related statements of operations, cash flows and partners' equity for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule (Schedule III), have been incorporated by reference herein and in the registration statement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, in reliance upon the report of KPMG LLP, independent accountants, and incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        O'Melveny & Myers LLP will pass on legal matters relating to certain tax matters for us. Venable LLP will pass on legal matters relating to the validity of the securities being offered hereby. O'Melveny & Myers LLP has in the past represented and is currently representing us and some of our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed our registration statement on Form S-3 with the SEC under the Securities Act of 1933 with respect to the securities being offered by this prospectus. The registration statement and the exhibits to the registration statement contain more information than this prospectus does. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's public reference facility at:

        Securities and Exchange Commission
        Room 1024
        450 Fifth Street, N.W.
        Washington D.C. 20549

You may call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room listed above, or through the web site listed above. In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supercede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004;

  •
  our Current Report on Form 8-K filed on August 16, 2004;

  •
  our Current Report on Form 8-K filed on November 3, 2004;

  •
  our Current Report on Form 8-K filed on December 23, 2004, exclusive of the information reported under Item 7.01 and Item 9.01 thereof, which information shall not be deemed incorporated by reference herein; and

  •
  the descriptions of our common stock and our preferred share purchase rights which are contained in registration statements filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such descriptions.

        We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Corporate Secretary
        The Macerich Company
        401 Wilshire Boulevard, No. 700
        Santa Monica, California 90401
        Telephone: (310) 394-6000

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Our estimated expenses in connection with the registration and sale of the securities are as follows, all of which will be borne by us:

SEC registration fee	$5,275.55
Printing and duplicating expenses	15,000.00
Legal fees and expenses	60,000.00
Accounting fees and expenses	25,000.00
Miscellaneous expenses	10,000.00

Total	$115,275.55

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Maryland General Corporation Law permits a corporation formed in Maryland to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) active and deliberate dishonesty which is established by a final judgment and is material to that cause of action, or (2) actual receipt of an improper benefit or profit in money, property or services. Our charter has incorporated a provision that limits the liability of our directors and officers to us and to our stockholders for money damages to the fullest extent permitted by the Maryland General Corporation Law.

        Our charter requires us to indemnify our present and former officers and directors, whether serving us or at our request another entity, to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland. Our charter provides that the indemnification rights are non-exclusive of any other rights to which those seeking indemnification may be entitled. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, the Maryland General Corporation Law requires us, as conditions to advancing expenses, to obtain (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct was not met. The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses. Our bylaws specify the procedures for indemnification and advance of expenses.

        The Partnership Agreement of the operating partnership also provides for indemnification of us and our officers and directors similar to that provided to our officers and directors in the charter, and includes limitations on the liability of our Company and our officers and directors to the operating partnership and its partners similar to those contained in the charter.

        We and the operating partnership have entered into indemnification agreements with certain of our executive officers and directors. The indemnification agreements require, among other things, that we and the operating partnership indemnify those executive officers and directors to the fullest extent permitted by law, and advance to them all related reasonable expenses, subject to certain defenses. We and the operating partnership must also indemnify and advance all expenses incurred by those executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under our directors' and officers' liability insurance. Although this form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our charter and our bylaws and the Partnership Agreement of the operating partnership, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors, by the stockholders or by the partners of the operating partnership to eliminate the rights it provides.

ITEM 16. EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1	Articles of Amendment and Restatement (filed as Exhibit 3.2 to our Registration Statement on Form S-11, as amended (No. 33-68964) and incorporated herein by reference)
4.2	Articles Supplementary (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date May 30, 1995, and incorporated herein by reference)
4.3	Articles Supplementary (Series A Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date February 25, 1998 and incorporated herein by reference)
4.5	Articles Supplementary (Series C Preferred Stock) (filed as Exhibit A to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.6	Articles Supplementary (Series D Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date July 26, 2002 and incorporated herein by reference)
4.7
Articles Supplementary (Reclassification of Shares) effective May 20, 2002 (filed as Exhibit 4.6 to our Registration Statement on Form S-3, as amended (No. 333-88718) and incorporated herein by reference)
4.8	Amended and Restated Bylaws (filed as Exhibit 3.1 to our Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference)
4.9
Agreement dated as of November 10, 1998, between us and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.10	Form of Common Stock Certificate (filed as Exhibit 4.3 to our Amendment to Current Report on Form 8-K/A, event date November 10, 1998 and incorporated herein by reference)
4.11	Form of Series A Preferred Stock Certificate (filed as Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)

4.13	Form of Series D Preferred Stock Certificate (filed as Exhibit 4.13 to our Registration Statement on Form S-3 (No. 333-107063) and incorporated herein by reference)
4.14	Form of Right Certificate (filed as Exhibit B to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.15
Amended and Restated Limited Partnership Agreement for the Operating Partnership dated as of March 16, 1994 (filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference)
4.16
Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated June 27, 1997 (filed as Exhibit 10.1 to our Current Report on Form 8-K, event date June 20, 1997, for the year ended December 31, 1997 and incorporated herein by reference)
4.17
Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated November 16, 1997 (filed as Exhibit 10.1.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.18
Fourth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated February 25, 1998 (filed as Exhibit 10.1.3 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.19
Fifth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated February 26, 1998 (filed as Exhibit 10.1.4 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.20
Sixth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated June 17, 1998 (filed as Exhibit 10.1.5 to our Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)
4.21
Seventh Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated December 31, 1998 (filed as Exhibit 10.1.6 to our Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)
4.22
Eighth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated November 9, 2000 (filed as Exhibit 10.1.7 to our Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference)
4.23
Ninth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated July 26, 2002 (filed as Exhibit 10.1 to our Current Report on Form 8-K, event date July 26, 2002 and incorporated herein by reference)
5.1*	Opinion of Venable LLP regarding the legality of the securities
8.1*	Opinion of O'Melveny & Myers LLP regarding certain tax matters
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3*	Consent of Venable LLP (contained in Exhibit 5.1)
23.4*	Consent of O'Melveny & Myers LLP (contained in Exhibit 8.1)
24.1*	Power of Attorney

99.1
Registration Rights Agreement with The Taubman Realty Group Limited Partnership (filed as Exhibit 10.48 to our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference)

*
Previously filed.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

  (4)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby further undertakes:

  (1)
  That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (2)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

  (3)
  That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this Registration Statement as of the time it was declared effective; and

  (4)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on January 31, 2005.

THE MACERICH COMPANY
By:	/s/ RICHARD A. BAYER Richard A. Bayer Executive Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated, effective as of January 31, 2005.

Signature	Title

* Mace Siegel	Chairman of the Board of Directors
* Dana K. Anderson	Vice Chairman of the Board of Directors
* Arthur M. Coppola	President and Chief Executive Officer and Director (Principal Executive Officer)
* Edward C. Coppola	Executive Vice President and Director
* James S. Cownie	Director
Fred S. Hubbell	Director
* Diana M. Laing	Director

Stanley A. Moore	Director
* Dr. William P. Sexton	Director
* Thomas E. O'Hern	Executive Vice President, Treasurer and Chief Financial and Accounting Officer (Principal Financial Officer and Principal Accounting Officer)
*By:	/s/ RICHARD A. BAYER Richard A. Bayer Attorney-in-Fact

 EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1	Articles of Amendment and Restatement (filed as Exhibit 3.2 to our Registration Statement on Form S-11, as amended (No. 33-68964) and incorporated herein by reference)
4.2	Articles Supplementary (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date May 30, 1995, and incorporated herein by reference)
4.3	Articles Supplementary (Series A Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date February 25, 1998 and incorporated herein by reference)
4.5	Articles Supplementary (Series C Preferred Stock) (filed as Exhibit A to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.6	Articles Supplementary (Series D Preferred Stock) (filed as Exhibit 3.1 to our Current Report on Form 8-K, event date July 26, 2002 and incorporated herein by reference)
4.7
Articles Supplementary (Reclassification of Shares) effective May 20, 2002 (filed as Exhibit 4.6 to our Registration Statement on Form S-3, as amended (No. 333-88718) and incorporated herein by reference)
4.8	Amended and Restated Bylaws (filed as Exhibit 3.1 to our Form 10-Q for the quarter ended March 31, 2003 and incorporated herein by reference)
4.9
Agreement dated as of November 10, 1998, between us and Equiserve Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.10	Form of Common Stock Certificate (filed as Exhibit 4.3 to our Amendment to Current Report on Form 8-K/A, event date November 10, 1998 and incorporated herein by reference)
4.11	Form of Series A Preferred Stock Certificate (filed as Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.13	Form of Series D Preferred Stock Certificate (filed as Exhibit 4.13 to our Registration Statement on Form S-3 (No. 333-107063) and incorporated herein by reference)
4.14	Form of Right Certificate (filed as Exhibit B to Exhibit 4.2 to our Current Report on Form 8-K, event date November 10, 1998 and incorporated herein by reference)
4.15
Amended and Restated Limited Partnership Agreement for the Operating Partnership dated as of March 16, 1994 (filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference)
4.16
Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated June 27, 1997 (filed as Exhibit 10.1 to our Current Report on Form 8-K, event date June 20, 1997, for the year ended December 31, 1997 and incorporated herein by reference)
4.17
Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated November 16, 1997 (filed as Exhibit 10.1.2 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)

4.18
Fourth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated February 25, 1998 (filed as Exhibit 10.1.3 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.19
Fifth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated February 26, 1998 (filed as Exhibit 10.1.4 to our Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
4.20
Sixth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated June 17, 1998 (filed as Exhibit 10.1.5 to our Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)
4.21
Seventh Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated December 31, 1998 (filed as Exhibit 10.1.6 to our Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference)
4.22
Eighth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated November 9, 2000 (filed as Exhibit 10.1.7 to our Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference)
4.23
Ninth Amendment to Amended and Restated Limited Partnership Agreement for the Operating Partnership dated July 26, 2002 (filed as Exhibit 10.1 to our Current Report on Form 8-K, event date July 26, 2002 and incorporated herein by reference)
5.1*	Opinion of Venable LLP regarding the legality of the securities
8.1*	Opinion of O'Melveny & Myers LLP regarding certain tax matters
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of KPMG LLP
23.3*	Consent of Venable LLP (contained in Exhibit 5.1)
23.4*	Consent of O'Melveny & Myers LLP (contained in Exhibit 8.1)
24.1*	Power of Attorney
99.1
Registration Rights Agreement with The Taubman Realty Group Limited Partnership (filed as Exhibit 10.48 to our Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference)

*
Previously filed.

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TABLE OF CONTENTS
RISK FACTORS
Risks Related to this Offering
Risks Related to Real Estate Investments
Risks Related to Conflicts of Interest
Other Risks Affecting our Business and Operations
FORWARD-LOOKING STATEMENTS
ABOUT THIS PROSPECTUS
OUR COMPANY
USE OF PROCEEDS
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF OUR COMMON STOCK
REDEMPTION OF COMMON UNITS
DESCRIPTION OF COMMON UNITS
COMPARISON OF OWNERSHIP OF COMMON UNITS AND OUR SHARES
FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX